UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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LHC GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name(s) of Person(s) Filing Proxy Statement, If other than the Registrant)
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LHC GROUP, INC.
901 Hugh Wallis Road South
Lafayette, Louisiana 70508
To Our Stockholders:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of LHC Group, Inc. to be held on Thursday, June 8, 2017, at 10:00 a.m. (Central time), at our principal executive offices located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508.
Regardless of whether you plan to attend the Annual Meeting in person, I urge you to submit your proxy as soon as possible to assure your representation at the Annual Meeting. For your convenience, you can submit proxy and voting instructions in any one of the following ways:

•	Via the Internet. You may submit your proxy and voting instructions via the Internet by following the instructions provided on your proxy card;

•	By Telephone. You may submit your proxy and voting instructions by calling the toll-free number found on your proxy card; or

•	By Mail. You may submit your proxy and voting instructions by completing, dating, and signing the enclosed proxy card and returning it promptly in the envelope provided.

Even if you submit your proxy, if you attend the Annual Meeting, you may withdraw your proxy and vote your shares of our common stock in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,
Keith G. Myers
Chief Executive Officer
April 28, 2017

YOUR VOTE IS IMPORTANT.
PLEASE SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS BY INTERNET, TELEPHONE OR SIGNING AND DATING THE ENCLOSED PROXY CARD, OR COMPLETING, SIGNING, AND DATING THE VOTING INSTRUCTION FORM, AS APPLICABLE, AND RETURNING IT PROMPTLY IN THE ENVELOPE PROVIDED.

LHC GROUP, INC.
901 Hugh Wallis Road South, Lafayette, Louisiana 70508
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 8, 2017
To the Stockholders of LHC Group, Inc.:
Notice is hereby given that the Annual Meeting of Stockholders of LHC Group, Inc. will be held at our principal executive offices located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, on Thursday, June 8, 2017, at 10:00 a.m. (Central time), for the following purposes:

1.
to elect the three Class III director nominees, who are named in the accompanying Proxy Statement, nominated by our board of directors to serve for a term of three years and until their successors are elected and qualified;

2.	to adopt, on an advisory basis, a resolution approving the compensation of our named executive officers;

3.	to recommend, on an advisory basis, the frequency of the stockholder advisory vote on the compensation of our named executive officers;

4.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 21, 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.
Our board of directors unanimously recommends stockholders vote (1) FOR the election of the three Class III director nominees, who are named in the accompanying Proxy Statement, (2) FOR the adoption, on an advisory basis, of the resolution approving the compensation of our named executive officers, (3) in favor of holding an advisory vote on the compensation of our named executive officers EVERY YEAR and (4) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
Our stockholders are cordially invited to attend the Annual Meeting in person. For directions to our headquarters, please contact us at (800) 489-1307.

By Order of the Board of Directors

Keith G. Myers
Chief Executive Officer
April 28, 2017

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE BY INTERNET, TELEPHONE, OR SIGNING AND DATING THE ENCLOSED PROXY CARD, OR COMPLETING, SIGNING, AND DATING THE VOTING INSTRUCTION FORM, AS APPLICABLE, AND RETURNING IT PROMPTLY IN THE ENVELOPE PROVIDED.

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
2017 Annual Meeting of Stockholders Information

Date and Time:	Thursday, June 8, 2017 at 10:00 a.m. Central time
Place:	901 Hugh Wallis Road South, Lafayette, Louisiana 70508 (LHC’s principal executive offices)
Record Date:	April 21, 2017
Voting Rights:
Stockholders of record as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals properly presented at the meeting.

Company Overview - Highlights of 2016 Performance, Executive Compensation and Corporate Governance Updates

•
We provide post-acute health care services through our home health, hospice, and community-based services agencies and through our long-term acute hospitals. As of December 31, 2016, we operated 372 locations in 26 states. Our objective is to become the leading provider of home health, hospice, and community-based services in the United States.

•	Net service revenue increased 12.1% to $914.8 million for 2016 compared with $816.4 million for 2015.

•	Net income grew 13.1% to $36.6 million compared with $32.3 million for 2015.

•	We exceeded the upper range of our earnings per share goal for 2016, resulting in above target payout to our executive officers under our annual incentive plan.

•
Grants of long-term equity incentives to our executive officers in 2016 were made at target levels, which was based on the company meeting or exceeding performance expectations relating to key financial and qualitative performance metrics in 2015, including adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share, return on equity, and quality of patient care measures and Star Ratings.

•	We adopted a compensation clawback policy that allows us to recoup certain compensation paid to our executive officers in the event of a restatement of our financial results.

•	We adopted stock ownership guidelines and retention requirements for our executive officers and directors.

•	We revised our Insider Trading Policy to prohibit hedging and pledging transactions by our executive officers and directors.

Voting Matters and Board Recommendations

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR all nominees	29
2. Advisory Vote to Approve Named Executive Officer Compensation	FOR	43
3. Advisory Vote on the Frequency of Votes to Approve Named Executive Officer Compensation	FOR ONE YEAR	44
4. Ratification of Independent Registered Public Accounting Firm	FOR	45

Our Director Nominees
The table below sets forth information about our director nominees, each of which is an incumbent member of our Board of Directors (the “Board” or the “Board of Directors”), including their ages, length of service on our Board, relevant experience and Board committee memberships. The six standing committees of the Board are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Clinical Quality Committee, Corporate Development Committee and Regulatory Affairs and Public Policy Committee. The Board has determined that two of the three nominees are independent directors under the Nasdaq listing requirements and our Governance Principles.

Director	Age	Director Since	Experience	Board Committees
Keith G. Myers	58	1994	Co-founder of the company and has served as our Chairman of the Board and Chief Executive Officer (or similar positions in our predecessors) since 1994.	Regulatory Affairs and Public Policy
Christopher S. Shackelton	37	2012	Co-founder and managing partner of Coliseum Capital Management, LLC, a private investment company that invests with a long-term orientation in undervalued companies.	Audit Corporate Development
Brent Turner	51	2014	President of Acadia Healthcare Company, Inc., one of the country's leading providers of inpatient behavioral healthcare.	Audit Compensation Corporate Development
 Our Corporate Governance Facts

Size of Board	11*
Number of Independent Directors	9*
Audit, Compensation and Nominating and Corporate Governance Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held in 2016	Yes
Independent Lead Director	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Stock Ownership Requirements for Directors	Yes
Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers	Yes
Corporate Governance Guidelines and Code of Conduct Available on Corporate Website	Yes
Poison Pill	No
* George A. Lewis will retire from the Board of Directors effective upon the adjournment of the 2017 Annual Meeting. Accordingly, following the 2017 Annual Meeting, the size of the Board will be 10 members, with eight independent directors.
Additional Executive Compensation Governance Facts

Annual Advisory Approval of Executive Compensation	Yes
Stock Ownership Requirements for Executive Officers	Yes
Stock Ownership Requirement for CEO, as a Multiple Of Base Salary	5x
Retention Requirements for Equity Awards (Until Stock Ownership Requirements are Met)	Yes
Clawback Policy	Yes
Double-Trigger for Change of Control Benefits	Yes
Excise Tax Gross-Ups for Change of Control Benefits	No

LHC GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 8, 2017
The 2016 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about April 28, 2017.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING,
AND VOTING
Why am I receiving these proxy materials?
Our board of directors is soliciting your proxy to vote your shares of our common stock at the 2017 Annual Meeting of Stockholders because you owned shares of our common stock at the close of business on April 21, 2017, the record date for the Annual Meeting, and are therefore entitled to vote at the Annual Meeting. This Proxy Statement, along with a proxy card and the 2016 Annual Report, is being mailed on or about April 28, 2017, to stockholders of record as of April 21, 2017. We have made this Proxy Statement and the 2016 Annual Report available to you on the Internet and we have delivered printed proxy materials to you. This Proxy Statement summarizes the information that you need to know in order to cast your vote at the 2017 Annual Meeting. You do not need to attend the Annual Meeting in person to vote your shares of our common stock.
What is a proxy?
A proxy is your legal designation of another person to vote your shares of our common stock. The written documents providing notice of the Annual Meeting and describing the matters to be considered and voted on are called a “Notice” and a “Proxy Statement,” respectively. The document used to designate a proxy to vote, and to provide voting instructions on how to vote, your shares of our common stock at the Annual Meeting is called a “proxy card.” Collectively, the Notice, Proxy Statement, and proxy card are called the “proxy materials.” Our board of directors has designated two of our officers, Keith G. Myers and Donald D. Stelly, to act as proxies for the Annual Meeting for any stockholder of record as of April 21, 2017 returning a signed and dated proxy card.
When and where will the Annual Meeting be held?
The Annual Meeting will be held at 10:00 a.m. (Central time), on Thursday, June 8, 2017, at our principal executive offices located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508.
Who is soliciting my proxy?
Our board of directors is soliciting your proxy to vote your shares of our common stock on all matters properly coming before the 2017 Annual Meeting of Stockholders, whether or not you attend in person. By submitting your proxy and voting instructions via the Internet or by telephone, or by dating, signing, and returning a proxy card, you are authorizing the proxy holders to vote your shares of our common stock at the Annual Meeting as you have instructed, if applicable.

On what matters will I be voting?
At the Annual Meeting, our stockholders will be asked to vote on the following matters:
1. the election of the three Class III director nominees, who are named in this Proxy Statement, nominated by our board of directors to serve for a term of three years and until their successors are elected and qualified;
2. the adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers, as described in this Proxy Statement;
3. the recommendation, on an advisory basis, of the frequency of the stockholder advisory vote on the compensation of our named executive officers; and
4. the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
Our stockholders will also be asked to consider any other business that properly comes before the Annual Meeting. We do not expect any matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. For more information, see “Could other matters be considered and voted upon at the Annual Meeting?” below.
How does the board of directors recommend that I cast my vote?
Our board of directors unanimously recommends that you vote:

•	FOR the election of the three Class III director nominees;

•	FOR the adoption, on an advisory basis, of the resolution approving the compensation of our named executive officers;

•	in favor of holding an advisory vote on the compensation of our named executive officers EVERY YEAR; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
We do not expect any matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. However, by submitting your proxy and voting instructions via the Internet or by telephone, or by dating, signing, and returning a proxy card, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and such persons intend to vote on any such other matter in accordance with their discretion.
How many votes may I cast?
You have one vote for every share of our common stock that you owned on April 21, 2017, the record date for the Annual Meeting.
How many shares of common stock are eligible to be voted?
As of the record date for the Annual Meeting, we had 18,283,833 shares of our common stock outstanding, each of which entitles the holder to one vote.
How many shares of common stock must be present to hold the Annual Meeting?
Our bylaws provide that the presence at the Annual Meeting, whether in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote in the election of directors constitutes a quorum necessary to properly convene a meeting of our stockholders. The inspector of elections will determine whether a quorum exists. Abstentions will be treated as shares present for quorum purposes, but broker non-votes will not be counted as present for purposes of a quorum, since brokers are not entitled to vote in the election of directors without instructions from the beneficial owner. For more information, see “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?” below.

How do I vote?
Stockholder of Record
If, as of April 21, 2017, your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials were sent directly to you by us.
If you are a stockholder of record as of April 21, 2017, there are four ways to ensure your shares of our common stock are represented and voted at the Annual Meeting:

•	Via the Internet. You may submit your proxy and voting instructions via the Internet by following the instructions provided on your proxy card;

•	By Telephone. You may submit your proxy and voting instructions by calling the toll-free number found on your proxy card;

•	By Mail. You may submit your proxy and voting instructions by completing, dating, and signing the enclosed proxy card and returning it promptly in the envelope provided; or

•
In Person. You may vote your shares of our common stock in person at the Annual Meeting. If you desire to vote your shares of our common stock in person at the Annual Meeting, please request, complete, and deliver to the proxies a ballot prior to the time that ballots are collected at the Annual Meeting.

Only the latest dated proxy received from you, whether via the Internet, by telephone, or by mail, will be used by the proxies to vote your shares at the Annual Meeting. If you submit your proxy and voting instructions via the Internet or by telephone, please do not mail your proxy card.
Beneficial Owner of Shares Held in Street Name
If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee, or other nominee that is considered the holder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee, or other nominee on how to vote your shares of our common stock via the Internet or by telephone if the bank, broker, trustee, or other nominee offers these options or by completing, signing, and returning a voting instruction form that your bank, broker, trustee, or other nominee provides. Your bank, broker, trustee, or other nominee will send you instructions for submitting your voting instructions for your shares of our common stock. You may also vote your shares of our common stock in person at the Annual Meeting if you obtain a proxy from your bank, broker, trustee, or other nominee and present it to the inspectors of election with your ballot when you vote your shares at the Annual Meeting. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?” below.
What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?
If you properly complete, date, sign, and return a proxy card, your shares of our common stock will be voted as you specify. If you are a stockholder of record as of April 21, 2017, and you date, sign, and return but do not provide voting instructions on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above.
If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee, or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which your holder of record does not have discretionary authority to vote. If a proposal is determined to be discretionary, your bank, broker, trustee, or other nominee is permitted under the applicable rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee, or other nominee is not permitted under the applicable rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee, or other nominee holding shares for a beneficial owner does not vote on a non-discretionary proposal because it has not received voting instructions from the beneficial owner.

Under applicable rules, the proposal relating to the ratification of the selection of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee, or other nominee holding shares for you, your shares may be voted by your bank, broker, trustee, or other nominee with respect to the ratification of the selection of our independent registered public accounting firm.
Under applicable rules, the proposals relating to the election of the director nominees, the compensation of our named executive officers and the frequency of future stockholder votes on the compensation of our named executive officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee, or other nominee holding shares for you, your shares will not be voted by your bank, broker, trustee, or other nominee with respect to the election of the three Class III director nominees, or on the approval, on an advisory basis, of the compensation of our named executive officers, or on the recommendation, on an advisory basis, of the frequency of the future stockholder votes on the compensation of our named executive officers. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares.
Shares subject to broker non-votes will not be included in calculating the number of votes necessary for approval of such matter nor will such shares be considered present at the Annual Meeting for purposes of determining the existence of a quorum.
What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this Proxy Statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1: Election of the three Class III director nominees	For all nominees, withhold vote for all nominees, or for all nominees except for nominees indicated	Plurality of votes cast	No effect	No effect
No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against, or abstain	Affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on the proposal	Treated as votes against	No effect
No 3: Recommendation, on an advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers	Every year, every two years, every three years, or abstain	Plurality of votes cast. The option that receives the highest number of votes cast will be deemed approved by stockholders or by proxy and entitled to vote on the proposal	No effect	No effect
No. 4: Ratification of the selection of our independent registered public accounting firm	For, against, or abstain	Affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on the proposal	Treated as votes against	N/A
In contested elections (where the number of nominees exceeds the number of directors to be elected) and in uncontested elections, our director nominees are elected by a plurality of the votes cast. Under our bylaws, all other matters require the affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote on the proposal.

Can I revoke or change my voting instructions after I deliver my proxy?
Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock by: (1) notice in writing to our Corporate Secretary, (2) our timely receipt of another proxy from you with a later date, or (3) voting in person at the Annual Meeting. Your attendance alone at the Annual Meeting will not be enough to revoke your proxy.
How will votes be counted?
An inspector of elections will be appointed to, among other things, determine the number of shares of our common stock outstanding on the record date, determine the number of shares of our common stock represented at the Annual Meeting, determine the existence of a quorum and the authenticity, validity, and effect of proxies, receive votes of ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, and determine the results of the matters considered at the Annual Meeting.
Who pays for soliciting proxies?
We pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers, banks, trustees, and other nominees to send proxy materials to the beneficial owners, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, e-mail, personal interview, or other means.
Could other matters be considered and voted upon at the Annual Meeting?
Our board of directors does not expect to bring any other matter before the Annual Meeting, and it is not aware of any other matter that may be considered at the Annual Meeting. In addition, pursuant to our bylaws, the time has elapsed for any stockholder to properly bring a matter before the Annual Meeting. However, if any other matter does properly come before the Annual Meeting, the proxy holders will vote the proxies in their discretion.
What happens if the Annual Meeting is postponed or adjourned?
Unless a new record date is fixed, your proxy will still be valid and may be used to vote your shares at a postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.
Do I need identification to attend the Annual Meeting in person?
Yes, please bring proper identification. If you are a beneficial owner, please also bring acceptable proof of ownership, such as a letter from your broker, bank, trustee, or other nominee or an account statement showing that you beneficially owned shares of our common stock on the record date.
How can stockholders present proposals and director nominations for our 2018 Annual Meeting?
If an eligible stockholder desires to have a proposal formally considered at our 2018 Annual Meeting of Stockholders and included in our 2018 Proxy Statement, we must receive the proposal in writing at our principal executive offices by December 29, 2017, and the proposal must comply with applicable rules of the Securities and Exchange Commission (“SEC”).
If an eligible stockholder desires to make a proposal, but does not wish to have it included in our Proxy Statement, or desires to submit a director nomination for consideration at our 2018 Annual Meeting of Stockholders and inclusion in our 2018 Proxy Statement, we must receive the proposal in writing, directed to our Corporate Secretary at our principal executive offices no earlier than January 28, 2018 and no later than February 27, 2018. If the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or after June 8, 2018 (the anniversary date of the 2017 Annual Meeting of Stockholders), to be timely, the stockholder must deliver notice no later than the close of business on the later of 90 days prior to the 2018 Annual Meeting of Stockholders or 10 days following the day on which the company first makes public announcement of the date of the 2018 Annual Meeting of Stockholders. See the section titled “The Board of Directors and Corporate Governance – Director Nominee Evaluation Process” for additional information about stockholder nominations. All stockholder proposals and director nominations must comply with the requirements of our bylaws. The requirements of our bylaws are separate from and in addition to the applicable rules of the SEC that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement.
The address of our principal executive offices to which proposals and nominations should be directed is 901 Hugh Wallis Road South, Lafayette, Louisiana 70508.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 8, 2017.

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2016 are available at http://investor.lhcgroup.com/annuals.cfm.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of Directors
Our board of directors has reviewed the independence of each of our directors in light of the definition of “independent director” in the applicable listing standards of the Nasdaq Stock Market, LLC (“NASDAQ”). As a result of this review, we affirmatively determined that all of our directors are independent, with the exception of Keith G. Myers, our Chief Executive Officer, and John L. Indest, who was employed by the company until August 31, 2011 and currently serves as a consultant to the company.
In determining the independence of each director pursuant to the applicable rules, we evaluated three relationships. First, in considering whether Dan S. Wilford qualifies as an independent director, we reviewed the company’s employment arrangement with Ned B. Wilford, the brother of Dan Wilford. We concluded that the employment arrangement did not disqualify Dan Wilford as an independent director. Second, in considering whether Senator John B. Breaux qualifies as an independent director, we reviewed the company’s relationship with Squire Patton Boggs, an international law firm, which provides consulting services to the company. Senator Breaux is Senior Counsel with Squire Patton Boggs. He is not a partner of the firm, does not bill hourly for his services to firm clients and does not participate in any shared profits of the firm. We concluded that the relationship did not disqualify Senator Breaux as an independent director. Finally, in considering whether Congressman W.J. “Billy” Tauzin qualifies as an independent director, we reviewed the company's prior relationship with Tauzin Consultants, LLC, a consulting company owned by the son of Congressman Tauzin and in which Congressman Tauzin serves as a consultant. On November 30, 2016 the company's consulting relationship with Tauzin Consultants, LLC terminated. Since such termination, Congressman Tauzin has continued to provide similar consulting services to the company, but does not receive any remuneration, directly or indirectly, for such services. After our review, we concluded that neither the prior consulting relationship nor the current provision of uncompensated consulting services disqualified Congressman Tauzin as an independent director.
Board Leadership Structure; Succession Planning
Our board of directors currently combines the role of Chairman of the Board with the role of Chief Executive Officer. We have also established a Lead Director position held by an independent director to further strengthen our governance structure. We believe this structure provides an efficient and effective leadership model for the company. Combining the Chairman of the Board and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy, while appointing a Lead Director ensures that an independent director serves in a board leadership position, allowing our independent directors to effectively oversee company management and key issues related to strategy, risk, and integrity. To further assure effective independent oversight, we have adopted a number of governance practices, including:

•	executive sessions of our independent directors after every board meeting, and

•	annual performance evaluations of the Chairman of the Board and Chief Executive Officer by our independent directors.
Congressman Tauzin has served as our Lead Director since January 2005. The Lead Director’s duties include preparing and reviewing agendas and minutes of committee meetings and pertinent board issues and presiding at regularly scheduled executive sessions and other meetings of our independent directors.
We recognize that no single leadership model is right for all companies and that, depending on the circumstances, other leadership models, such as one providing for a separate independent Chairman of the Board, might be appropriate. Accordingly, our board of directors periodically reviews our leadership structure. Based on that review, our board of directors believes that our leadership model best serves the company and its stockholders.
A key responsibility of the Chief Executive Officer and our board of directors is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in the company. Each year, succession-planning reviews are held at every significant organizational level of the company. During this review, the Chief Executive Officer and the members of the Nominating and Corporate Governance Committee discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which the company makes ongoing leadership assignments. It is a key success factor in managing the long-term planning and investment lead times of our business.
In addition, the Chief Executive Officer maintains in place at all times, and reviews with the Nominating and Corporate Governance Committee periodically, a confidential plan for the timely and efficient transfer of his responsibilities in the event of an emergency or his sudden incapacitation or departure.

Risk Oversight
Our enterprise risk management is an overarching ongoing governance process for identifying, ranking, and managing the risks of our business. Top risks that have been identified through this process are managed by the executive team and assigned to the senior managers responsible for coordinating the monitoring, reporting, and risk mitigation activities associated with such risks, which may be financial, operational, or strategic in nature. Senior managers periodically provide detailed reports to our board of directors or its committees. Accountability to a committee of our board of directors is based on the nature of the risk and the applicable responsibilities of the committee. For all other risks not applicable to a committee, accountability is with our board of directors. For example, financial related risks are reviewed by the Audit Committee, governance related risks are reviewed by our Nominating and Corporate Governance Committee, and strategic risks are reviewed by our full board. Our board of directors has delegated to the Compensation Committee the responsibility of assessing the risks associated with our compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in our practices and policies.
Based on the results of the Compensation Committee’s risk assessment, management has concluded that our current compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Our management also believes that our incentive compensation arrangements do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Committees and Meetings of the Board of Directors
During 2016, our board of directors held six meetings and took additional action, from time to time, by unanimous written consent. All of our directors attended at least 75% of the aggregate number of meetings held in 2016 by our board of directors and its committees on which he or she served that were held during the period that he or she served as a director committee member. Our board of directors does not have a policy requiring director attendance at annual meetings. Three members of our board of directors attended the 2016 Annual Meeting.
We have adopted a policy relating to executive sessions of our board of directors. Under this policy, no less frequently than semi-annually, our board of directors is required to meet in executive sessions in which independent directors meet separately from our non-independent directors and members of management. Although the policy only requires semi-annual meetings in executive sessions, our board of directors often holds an executive session in connection with each board meeting. The independent members of our board of directors held three executive sessions during 2016.
We have established six committees of our board of directors. In 2016, we formed a Regulatory Affairs and Public Policy Committee, which joins our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Clinical Quality Committee, and Corporate Development Committee, each of which is briefly described below. The following table shows the current membership of these committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Clinical Quality	Corporate Development	Regulatory Affairs and Public Policy
Monica F. Azare		X*		X
John B. Breaux					X	X^
John L. Indest				X*	X
George A. Lewis	X*+
Keith G. Myers						X
Ronald T. Nixon	X		X		X*
Christopher S. Shackelton	X				X
W. J. “Billy” Tauzin			X			X^
Kenneth E. Thorpe				X		X
Brent Turner	X*	X			X
Dan S. Wilford		X	X*	X

*	Committee Chair.

^	Committee Co-Chair.

+	Mr. Lewis will retire from the Board of Directors effective upon the adjournment of the 2017 Annual Meeting, after which time Mr. Turner will serve as the Chair of the Audit Committee.

Audit Committee

During 2016, the Audit Committee held eight meetings and took additional action, from time to time, by unanimous written consent. The current members of the Audit Committee are Messrs. Lewis, Nixon, Shackelton, and Turner, with Mr. Lewis serving as Chair. Mr. Lewis will retire from the Board of Directors effective upon the adjournment of the 2017 Annual Meeting. Following the 2017 Annual Meeting, Mr. Turner will serve as the chair of the Audit Committee. We have determined that each member of the Audit Committee is “independent” as defined in Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of NASDAQ, including rules specifically governing audit committee members. Mr. Lewis and Mr. Turner have been designated by the Board as Audit Committee financial experts.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The charter of the Audit Committee is available on our website at www.lhcgroup.com under Investors - Corporate Governance. The Audit Committee performs the following functions, among others:

•
selects our independent registered public accounting firm (whose duty it is to audit the financial statements of the company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to approve all audit and engagement fees and terms, as well as all permitted non-audit services by our independent auditors;

•	meets with the independent auditors and management of the company to review and discuss the scope of the audit and all significant matters related to the audit;

•	reviews the adequacy and effectiveness of our internal controls regarding accounting and financial matters;

•	reviews the company’s financial statements and discusses them with management and the independent auditors;

•	reviews and discusses with management our earnings reports and press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviews and discusses with management our quarterly reports on Form 10-Q and annual reports on Form 10-K;

•	reviews and approves any proposed transaction with any affiliate, in accordance with our written policy with respect to related person transactions;

•	reviews the effectiveness of our compliance program with management;

•	annually reviews and implements the Audit Committee charter and reports to our board of directors regarding activities of the Audit Committee; and

•	performs an annual performance evaluation of the Audit Committee.
Additional information regarding the Audit Committee and its processes and procedures for the consideration and approval of related party transactions can be found in the section titled “Certain Relationships and Related Transactions.”
Compensation Committee
During 2016, the Compensation Committee held three meetings and took additional action by unanimous written consent. The current members of the Compensation Committee are Ms. Azare and Messrs. Turner and Wilford, with Ms. Azare serving as Chair. We have determined that each of the members of the Compensation Committee is an “independent director” as defined under the listing standards of NASDAQ, including rules specifically governing compensation committee members, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.
The charter of the Compensation Committee is available on our website at www.lhcgroup.com under Investors - Corporate Governance. The Compensation Committee performs the following functions, among others:

•
annually reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates the performance of our Chief Executive Officer in light of these goals and objectives;

•	annually determines and approves the compensation of our Chief Executive Officer based on such evaluation;

•	annually reviews, evaluates and approves the compensation of our other executive officers;

•	makes recommendations to our board of directors regarding our equity-based and incentive compensation plans;

•	annually reviews and implements the Compensation Committee charter and reports to our board of directors regarding activities of the Compensation Committee; and

•	performs an annual performance evaluation of the Compensation Committee.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it deems appropriate. The Compensation Committee has delegated authority to the Compensation Committee Chair and our Chief Executive Officer to

approve incentive awards under our long-term incentive plans to participants who are not subject to Section 16 of the Exchange Act, provided such awards are consistent with the previously approved methodology for determining awards. Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of executive compensation can be found in the section titled “Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
During 2016, the Nominating and Corporate Governance Committee held three meetings and took additional action by unanimous written consent. The current members of the Nominating and Corporate Governance Committee are Messrs. Nixon, Tauzin, and Wilford, with Mr. Wilford serving as Chair. We have determined that each of the members of the Nominating and Corporate Governance Committee are independent directors under the listing standards of NASDAQ.
The charter of the Nominating and Corporate Governance Committee is available on our website at www.lhcgroup.com under Investors - Corporate Governance. The Nominating and Corporate Governance Committee performs the following functions, among others:

•
recommends to our board of directors for its approval proposed nominees for board membership after evaluating each proposed nominee and making a determination as to such proposed nominee’s qualifications to be a board member;

•	evaluates the performance of each existing director before recommending to our board of directors his or her nomination for an additional term as a director;

•
annually reviews and implements the Nominating and Corporate Governance Committee charter and reports to our board of directors regarding activities of the Nominating and Corporate Governance Committee; and

•	performs an annual performance evaluation of the Nominating and Corporate Governance Committee.
Clinical Quality Committee
During 2016, the Clinical Quality Committee held three meetings. The current members of the Clinical Quality Committee are Ms. Azare and Messrs. Indest, Thorpe, and Wilford, with Mr. Indest serving as Chair.
The charter of the Clinical Quality Committee is available on our website at www.lhcgroup.com under Investors - Corporate Governance. The Clinical Quality Committee performs the following functions, among others:

•	advises our clinical leadership of leading edge strategies, including clinical practices to be evaluated for company adoption;

•	monitors our performance on established internal and external benchmarking regarding clinical performance and outcomes;

•	oversees and evaluates the effectiveness of our performance improvement and quality plans;

•	facilitates the development of industry best-practices based on internal and external data comparisons;

•	fosters enhanced awareness of our clinical performance by our board of directors and appropriate external sources;

•	establishes a long-term, strategic clinical vision for the company;

•	makes recommendations to our board of directors with respect to our overall quality, safety, and performance improvement initiatives;

•	makes regular reports to the board of directors concerning the activities of the Clinical Quality Committee;

•	annually reports to our board of directors certain company statistical information as required by The Joint Commission, a healthcare accreditation organization;

•	annually reviews and implements the Clinical Quality Committee charter and reports to our board of directors regarding activities of the Clinical Quality Committee; and

•	performs an annual performance evaluation of the Clinical Quality Committee.

Corporate Development Committee
During 2016, the Corporate Development Committee held five meetings. The current members of the Corporate Development Committee are Messrs. Breaux, Indest, Nixon, Shackelton, and Turner, with Mr. Nixon serving as Chair.
The charter of the Corporate Development Committee is available on our website at www.lhcgroup.com under Investors - Corporate Governance. The Corporate Development Committee performs the following functions, among others:

•	develops long-term corporate development strategies;

•	works with management to develop acquisition strategies;

•	reviews progress on corporate development strategies;

•	reports evaluations and recommendations relating to corporate development strategies to our board of directors;

•	annually reviews and implements the Corporate Development Committee charter and reports to our board of directors regarding activities of the Corporate Development Committee; and

•	performs an annual performance evaluation of the Corporate Development Committee.
Regulatory Affairs and Public Policy
The company established the Regulatory Affairs and Public Policy Committee in November 2016. During 2016, the Regulatory Affairs and Public Policy Committee held one meeting. The current members of the Regulatory Affairs and Public Policy Committee are Messrs. Breaux, Myers, Tauzin, and Thorpe, with Messrs. Breaux and Tauzin serving as Co-Chairs.
The charter of the Regulatory Affairs and Public Policy Committee is available on our website at www.lhcgroup.com under Investors - Regulatory Affairs and Public Policy. The Regulatory Affairs and Public Policy Committee performs the following functions, among others:

•
monitor relevant developments in the areas of regulatory affairs, government relations, and public policy issues facing home health, hospice, and post-acute healthcare services generally, and the company specifically;

•	inform the board of directors and company management of significant regulatory affairs or government affairs issues and proceedings that could have an effect on the company;

•
make recommendations to the board of directors as to policies and procedures relating to the company’s Political Action Committee, contributions to trade associations and other tax-exempt and similar organizations that may engage in political activity, and the company’s advocacy and lobbying efforts and political contributions;

•	inform the board of directors periodically regarding the company’s relationships with the United States government and applicable state governments;

•	review, at least annually, the company’s policies and procedures related to issues of government relations, regulatory affairs, and public policy; and

•	advise company management on research activities to support the company’s advocacy efforts.
Director Nominee Evaluation Process
The Nominating and Corporate Governance Committee is responsible for seeking individuals qualified to become board members, conducting appropriate inquiries into the backgrounds and qualifications of possible board nominees, and proposing nominees for board membership to our board of directors for its approval. The Nominating and Corporate Governance Committee will consider candidates for board membership suggested by its members and other board members, as well as by management and stockholders.
The Nominating and Corporate Governance Committee seeks to ensure that the composition of our board of directors at all times reflects a variety of complementary experiences and backgrounds sufficient to provide sound and prudent guidance with respect to the operations and interests of the company. The Nominating and Corporate Governance Committee will evaluate prospective nominees considering certain factors, including:

•	the commitment of the prospective nominee to represent the long-term interests of our stockholders;

•	the prospective nominee’s standards of character and integrity;

•	the prospective nominee’s financial literacy;

•
the prospective nominee’s ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s independence and absence of any conflicts of interest that would interfere with his or her performance as a director; and

•	the extent to which the prospective nominee contributes to the range of talent, skill, and expertise appropriate for our board of directors.
The Nominating and Corporate Governance Committee strives to ensure that at least one member of our Audit Committee qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K, and that a majority of the members of our board of directors meet the definition of “independent director” under the listing standards of NASDAQ. The Nominating and Corporate Governance Committee also believes it is appropriate for certain members of management to participate as members of our board of directors. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems are in the best interests of the company and our stockholders, such as the current composition of our board of directors, the balance of management and independent directors, and the need for specialized expertise.
Annually, the Nominating and Corporate Governance Committee reviews with our full board of directors the appropriate experience, skills, and characteristics expected of board members in the context of the current make-up of our board of directors. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee’s annual review includes assessing the diversity of our board of directors and whether board members possess certain skills, such as an understanding of financial statements and financial reporting systems, an understanding of the healthcare industry, experience in operations, experience in governmental matters, and experience in acquisitions. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience, and leadership qualities. If, as a result of such assessment, the Nominating and Corporate Governance Committee determines that adding or replacing a director is advisable, the Nominating and Corporate Governance Committee initiates a search for a suitable candidate to fulfill the board’s needs from a diverse pool of candidates.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the willingness of the current members of our board of directors to continue in service. Current members of our board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, and the Nominating and Corporate Governance Committee balances the value of continuity of service by existing members of our board of directors with that of the need for additional skills or experience from new board members. If any member of our board of directors does not wish to continue in service, or if the Nominating and Corporate Governance Committee or our full board of directors decides not to re-nominate a current board member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience for a new nominee in light of the criteria for board members described above. The Nominating and Corporate Governance Committee considers new candidates for our board of directors recommended by current members of our board or members of management. In addition, the Nominating and Corporate Governance Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential director nominees. The Nominating and Corporate Governance Committee also considers director candidates recommended by eligible stockholders. The criteria employed by the Nominating and Corporate Governance Committee in evaluating potential nominees do not differ based on whether the candidate is recommended by a stockholder of the company.
A stockholder who wishes to recommend a prospective nominee for our board of directors to the Nominating and Corporate Governance Committee must submit a written notice by mail to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, LHC Group, Inc., 901 Hugh Wallis Road South, Lafayette, Louisiana 70508. Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date the company’s Notice of Annual Meeting was first sent to stockholders in connection with the previous year’s Annual Meeting.
Stockholder recommendations to the Nominating and Corporate Governance Committee should include, at a minimum:

•	the candidate’s name, age, business addresses and other contact information;

•
a complete description of the candidate’s qualifications, experience, background, and affiliations, as would be required to be disclosed in the proxy statement pursuant to the applicable rules of the SEC;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the stockholder(s) of record making such a recommendation.
Stockholders may also continue to make their own direct nominations to our board of directors, for election at an Annual or Special Meeting of the Stockholders, in accordance with the procedures set forth in our bylaws relating to stockholder nominations. To be timely, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not less than 60 or more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting of Stockholders; provided, however, that if no proxy materials were mailed by us in connection with the preceding year’s Annual Meeting, or if the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such Annual Meeting or (b) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. See the section titled "QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING, AND VOTING - How can stockholders present proposals and director nominations for our 2018 Annual Meeting?" above for specific dates for the 2018 Annual Meeting. There have been no changes to the procedures by which stockholders may recommend nominees to our board of directors, as set forth above, since our disclosure of such procedures in our proxy statement for our 2016 Annual Meeting of Stockholders. Neither our Corporate Secretary nor the Nominating and Corporate Governance Committee has received any nominations from any of our stockholders in connection with the 2017 Annual Meeting.
Stockholder Communications with the Board of Directors
Our board of directors accepts communications sent by our stockholders. Stockholders may communicate with our board of directors (or with specified individual directors) by writing to them at LHC Group, Inc., c/o Corporate Secretary, 901 Hugh Wallis Road South, Lafayette, Louisiana 70508. Communications should be sent by overnight or certified mail, return receipt requested. All written communications received from our stockholders will be forwarded promptly to the member(s) of our board of directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of our board of directors, the communication will be forwarded to all members of our board.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee was, during 2016 or formerly, an officer or employee of the company or had any relationships during 2016 requiring disclosure in this proxy statement under “Certain Relationships and Related Transactions.” During 2016, none of our executive officers served as a member of a board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of our board of directors or the Compensation Committee.
Code of Business Conduct and Ethics; Corporate Governance Guidelines
In compliance with requirements of both the SEC and the listing standards of NASDAQ, we have adopted a Code of Conduct and Ethics applicable to all of our directors, officers, and employees. Our Code of Conduct and Ethics and our Corporate Governance Guidelines can be found on our website at www.lhcgroup.com under Investors - Corporate Governance. Both are available in print upon request.

2016 DIRECTOR COMPENSATION
The following table sets forth the cash and equity compensation that was earned by or paid to our non-employee directors during 2016:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total ($)
Monica F. Azare	69,000	63,631	132,631
John B. Breaux	61,500	63,631	125,131
John L. Indest (3)	63,500	63,631	127,131
George A. Lewis (4)	75,000	63,631	138,631
Ronald T. Nixon	69,000	63,631	132,631
Christopher S. Shackelton (5)	66,000	63,631	129,631
W. J. "Billy" Tauzin	87,996	63,631	151,627
Kenneth E. Thorpe	63,000	63,631	126,631
Brent Turner	66,500	63,631	130,131
Dan S. Wilford	77,750	63,631	141,381

(1)	Amounts reflect the total cash compensation earned by or paid to each director in fiscal year 2016 in connection with board and committee retainers and meeting fees.

(2)
Reflects the aggregate grant date fair value of the restricted stock awards on the grant date. The grant date fair value of the awards is determined pursuant to Accounting Standards Codification 718 and is based on the closing sales price per share of our common stock on the date of grant.

(3)
Mr. Indest retired as an employee on August 31, 2011. In connection with his retirement, Mr. Indest entered into a consulting agreement with the company, under which Mr. Indest agreed to provide consulting services to the company on an as requested basis. Under the consulting agreement, Mr. Indest will be paid $125 per hour for his services and will remain eligible to participate in our medical insurance plan. In 2016, Mr. Indest did not perform any consulting services and therefore did not receive any cash compensation under his consulting agreement.

(4)	Effective upon the adjournment of the 2017 Annual Meeting, Mr. Lewis will retire as a member of our Board of Directors.

(5)
Mr. Shackelton is the managing partner of Coliseum Capital Management, LLC ("Coliseum"), which beneficially owns 4.3% of our outstanding shares of common stock. Due to his affiliation with Coliseum, Mr. Shackelton requested and we agreed that payment of his non-employee director compensation (both cash and equity compensation) will be assigned and payable directly to Coliseum. In lieu of granting an annual restricted share award to Mr. Shackelton, our board of directors determined that the annual equity award granted in connection with Mr. Shackelton's board service would be determined in the same manner and relate to the same number of shares as the award to the other non-employee directors, but would pay out in cash instead of shares of company stock on the applicable vesting dates. The total number of phantom shares held by Coliseum as of December 31, 2016 was 1,700.

Director Compensation Plan
Our Second Amended and Restated 2005 Non-Employee Directors Compensation Plan, as amended, which we refer to as the “Director Compensation Plan,” provides for both cash and equity compensation for our non-employee directors. Our employees do not receive any compensation for serving on our board of directors.
Cash Compensation
Our non-employee directors received the following fees, as applicable, pro-rated for their service on our board of directors and its committees from January 1, 2016 through December 31, 2016:

•	$45,000 annual cash retainer, payable on a monthly basis, for service on our board of directors;

•	$25,000 annual cash retainer, payable on a monthly basis, for service as the Lead Director;

•	$24,000 annual cash retainer, payable on a monthly basis, for service as the Chair of the Audit Committee;

•
$12,000 annual cash retainer, payable on a monthly basis, for service as the Chair of the Compensation Committee, Chair of the Nominating and Corporate Governance Committee, Chair of the Corporate Development Committee, or Chair of the Clinical Quality Committee;

•
$6,000 annual cash retainer, payable on a monthly basis, for service as a member (other than Chair) on a committee of our board of directors, excluding the Audit Committee and the Regulatory Affairs and Public Policy Committee;

•	$6,000 annual cash retainer, payable on a monthly basis, for service as a member (including as a Co-chair) on the Regulatory Affairs and Public Policy Committee;

•	$9,000 annual cash retainer, payable on a monthly basis, for service as a member (other than Chair) of the Audit Committee; and

•	$1,500 meeting fee, payable for each board meeting.
Equity Compensation
The Director Compensation Plan provides for annual awards of restricted stock to non-employee directors. On March 1, 2016, each non-employee director received an award of restricted stock having an aggregate value equal to approximately $60,000, except Mr. Shackelton. The number of shares of restricted stock awarded to each non-employee director was determined by dividing $60,000 by the fair market value per share as of the date of grant (rounded up to the nearest hundred shares). These annual restricted stock awards vest on the first anniversary of the grant date. Based on Mr. Shackelton’s affiliation with Coliseum Capital Management, LLC, in lieu of making restricted stock awards to Mr. Shackelton, our board of directors granted to Coliseum the right to receive a cash payment equal to the fair market value of the shares of restricted stock otherwise awarded to each other non-employee director, payable on the first anniversary of each grant date, subject to Mr. Shackelton’s continued service on our board of directors.

In addition, the Director Compensation Plan provides that new directors, other than the Lead Director, receive an initial award of 3,500 shares of restricted stock in connection with their election or appointment to our board of directors. The Lead Director receives an initial award of 7,000 shares of restricted stock in connection with his or her appointment as Lead Director. These initial awards of restricted stock vest one-third on the grant date and one-third on each of the first two anniversaries of the grant date. Mr. Turner was appointed to the board of directors on August 15, 2014, and received an initial grant of 3,500 shares of restricted stock at that time, 1,166 of which vested on August 15, 2015, 1,167 of which vested on August 15, 2016, and 1,167 of which will vest on August 15, 2017.

Benefits
We reimburse each non-employee director for expenses associated with attending board and committee meetings and other board-related activities. Our non-employee directors do not receive other benefits from the company with the exception of Mr. Indest who, along with his spouse, participates in our medical insurance plan pursuant to Mr. Indest’s consulting agreement with the company.
Role of Independent Compensation Consultants
To assist in evaluating our compensation practices, the Compensation Committee from time to time retains an independent compensation consultant to provide advice and ongoing recommendations regarding board member compensation practices that are consistent with our business goals and compensation philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. Since 2010, the Compensation Committee has periodically retained Pearl Meyer & Partners (“PM&P”) to review our non-employee director compensation program. Specifically, the Compensation Committee engaged PM&P in 2015 with instructions to (i) review the total compensation package we provide to our board members, (ii) assess the competitiveness and reasonableness of our compensation program as compared to a peer group of companies within the health care industry with similar revenue levels and market capitalization, and (iii) provide conclusions and recommendations for the current and future total compensation packages for our board members. We referred to the results of these studies, and also internally reviewed current industry and market practices within our peer group, when we established compensation levels for our board members for 2016. PM&P has no other relationship with our company. The Compensation Committee has assessed the independence of PM&P and concluded that PM&P’s work did not raise any conflicts of interest.

INFORMATION ABOUT DIRECTOR NOMINEES, CONTINUING DIRECTORS, AND
MANAGEMENT
Our board of directors is composed of three classes, designated Class I, Class II, and Class III, with one class of directors elected each year for a three-year term. For each director nominee, each of our other directors whose term will continue after the Annual Meeting, and each of our executive officers, the following sets forth the age, position(s) with the company (if any), principal occupations and employment during the past five years, any family relationships among such persons, and, if a director nominee or a continuing director, each person’s directorships with other public corporations during the past five years, and the year that he or she was first elected as a director of the company or our predecessor. We have also included information about each continuing director and director nominee’s specific experience, qualifications, attributes, or skills that led our board of directors to conclude that he or she should serve as one of our directors, in light of our business and structure.

Information Regarding Nominees for Class III Directors:

Nominees for election at the 2017 Annual Meeting of Stockholders as Class III Directors for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2020

Nominee	Age	Positions
Keith G. Myers	58	Director, Chairman, Chief Executive Officer
Christopher S. Shackelton	37	Director
Brent Turner	51	Director
Keith G. Myers is our co-founder and has served as our Chairman of the Board and Chief Executive Officer (or similar positions in our predecessors) since 1994. Mr. Myers served as our President from 1994 to 1997, and again assumed the role as President from August 2009 to November 2010. Prior to founding the company, Mr. Myers founded, co-owned and operated Louisiana Premium Seafoods, Inc., an international food processing, procurement, and distribution company.
In 1999, Mr. Myers was named Business Executive of the Year by the Louisiana Rural Health Association. Mr. Myers received credentials from the National Association for Home Care & Hospice in 1999 and was granted credentials by the Healthcare Financial Management Association in 2005. Mr. Myers has been an active participant in the Home Health Top 100 since 2002 and has participated in the preparation of numerous white papers and presentations to members of both the U.S. Senate and House of Representatives, specifically related to health care reimbursement methodologies. In June 2003, Mr. Myers was named the Regional Entrepreneur of the Year for outstanding performance in the field of Health Services and was officially inducted as a lifetime member of The Ernst & Young National Entrepreneur of the Year Hall of Fame in November 2003. We believe that Mr. Myers’s extensive experience in the home care industry, combined with his leadership role as our Chief Executive Officer, provides great value to the ability of our board of directors to establish and oversee our strategic initiatives.

Christopher S. Shackelton has served as a director since November 2012. Mr. Shackelton is co-founder and managing partner of Coliseum Capital Management, LLC ("Coliseum") in Stamford, Connecticut. Coliseum is a private investment company that invests with a long-term orientation in undervalued companies. Coliseum focuses its capital and effort behind strong management teams and boards, demonstrating a willingness to work alongside companies to facilitate further value creation. Mr. Shackelton previously served as an analyst with both Watershed Asset Management, L.L.C. and Morgan Stanley & Co.
Mr. Shackelton has significant corporate directorship experience. He serves on the board of directors of The Providence Service Corporation, BioScrip, Inc., and Universal Technical Institute, Inc. as well as a number of private companies and previously served on the board of directors of Advanced Emissions Solutions, Inc., Rural/Metro Corporation and Interstate Hotels & Resorts, Inc. Mr. Shackelton is a graduate of Yale University, where he earned a bachelor’s degree in economics. At the time of his appointment, our board of directors was interested in expanding the number of directors with a financial background and Mr. Shackelton expressed an interest in serving on our board. There was no agreement between the company and Coliseum to appoint Mr. Shackelton to our board of directors. We believe that Mr. Shackelton’s experience as a respected investor and executive provides a significant addition to our board of directors.

Brent Turner has served as a director since August 2014. Mr. Turner serves as President of Acadia Healthcare Company, Inc., one of the country's leading providers of inpatient behavioral healthcare. He previously served as the Executive Vice President, Finance and Administration of Psychiatric Solutions, Inc. from 2005 to 2010 and as the Vice President, Treasurer, and Investor Relations of Psychiatric Solutions from 2003 to 2005. From late 2008 through 2010, Mr. Turner also served as the Division President of Psychiatric Solutions, overseeing facilities in Texas, Illinois, and Minnesota. From 1996 until 2001, Mr. Turner was employed by Corrections Corporation of America, a private prison operator, serving as Treasurer from 1998 to 2001. Mr. Turner also currently serves on the Board of Directors of Surgery Partners, Inc. (NASDAQ: SRGY) and for the National Association of Psychiatric Health Systems and served as its Chairman in 2009. He has a Bachelor of Arts degree in economics from Vanderbilt University in Nashville, Tennessee, from which he graduated cum laude, and a Masters of Business Administration from the Vanderbilt University Owen Graduate School of Management. We believe that Mr. Turner's experience as a healthcare executive provides a significant addition to our board of directors and company.

Information Regarding Continuing Directors:

Class I Directors continuing in office whose terms
expire at the Annual Meeting of Stockholders to be held in 2018

Director	Age	Position
Monica F. Azare	50	Director
John B. Breaux	73	Director
Dan S. Wilford	76	Director
Monica F. Azare has served as a director since November 2007. Ms. Azare is currently Vice President, Deputy General Counsel, Video, Franchising, and served as Senior Vice President of Corporate Internal Communications, for Verizon Communications Inc. Ms. Azare also served as President, New York Region - Public Policy and Government Affairs for Verizon Communications Inc. from 2006 to 2008, and before that she served as Executive Director and Senior Counsel of Federal Affairs for Verizon Wireless from 2000 to 2006. Ms. Azare’s distinguished career also includes service as Vice President, Federal Affairs for Insight Communications Company, Inc. in New York and Chief Counsel to House Energy and Commerce Committee Chairman Billy Tauzin.
Ms. Azare is a member of the Federal Communications Bar Association, Louisiana State Bar Association and the Corporate Counsel Women of Color, Association of Corporate Counsel, and she was selected as a 2006-2007 David Rockefeller Fellow. She currently serves on several boards of directors, including the New York City Partnership Foundation, Inc. and the Louisiana State University College Advisory Board. Ms. Azare is also a member of the Executive Leadership Council. A Louisiana native, Ms. Azare received a Bachelor of Arts degree from Louisiana State University and a Juris Doctor from the Southern University Law Center. We believe that Ms. Azare’s extensive experience in governmental affairs, combined with her leadership roles with Verizon Wireless and Verizon Communications, Inc., provides our board of directors with significant value in overseeing our work with regards to legislative and regulatory matters as well as communication with stockholders, employees, and other constituents.
Senator John B. Breaux has served as a director since February 2007. Senator Breaux serves as Senior Counsel at Squire Patton Boggs LLP. Senator Breaux also currently serves as a director of CSX Corporation. Until his retirement from public service in 2005, Senator Breaux represented the State of Louisiana in the U.S. Senate for three consecutive terms beginning in 1987. Prior to his tenure as Senator, he represented the State of Louisiana in the U.S. House of Representatives from 1972 to 1987. Senator Breaux began his career in 1972 with his election as a Democrat to the Ninety-second Congress in a special election. At the age of 28, he was then the youngest member of the U.S. House of Representatives. Senator Breaux was re-elected to the seven succeeding Congresses and served until January 3, 1987, when he won election as a Democrat to the U.S. Senate. Senator Breaux was re-elected in both the 1992 and 1998 elections.
Senator Breaux held numerous leadership positions during his 14 years in the U.S. House of Representatives and 18-year tenure in the U.S. Senate, serving on the House Public Works and Transportation Committee, the Senate Finance Committee, and the Senate Commerce Committee where he was recognized as a non-partisan consensus builder. Senator Breaux also served as Chair and ranking minority member of the Senate Special Committee on Aging. Senator Breaux founded the Centrist Coalition of Senate Democrats and Republicans and served as Chairman of the Democratic Leadership Council. We believe that Senator Breaux’s longstanding and distinguished experience in the U.S. House of Representatives and the Senate, along with his experience and understanding of the capital markets, the healthcare industry, and corporate governance, provides our board of directors with significant value in overseeing our ongoing quality and reimbursement initiatives with Congress, our public policy initiatives and the National Association for Home Care & Hospice, as well as the board’s role in overseeing our governance practices and capital raising activities.
Dan S. Wilford has served as a director since November 2005. Mr. Wilford served as the President and Chief Executive Officer of Memorial Hermann Healthcare System, headquartered in Houston, Texas, from 1984 until his retirement in 2002. Mr. Wilford also served as Chief Executive Officer of a community-based, not-for-profit, multi-hospital system in the greater Houston area. Prior to that, he was associated for ten years with Hillcrest Medical Center in Tulsa, Oklahoma and was President of North Mississippi Health Services in Tupelo, Mississippi. Mr. Wilford currently serves as a director for Healthcare Realty Trust Incorporated and twelve not-for-profit organizations, most of which are related to the healthcare industry.
In March 2009, Mr. Wilford was inducted into Modern Healthcare’s Hall of Fame. We believe that Mr. Wilford’s extensive experience in healthcare operations and his extensive knowledge of the hospital industry provide significant value to our board’s ability to provide operational oversight of management and to assist the company in carrying out its hospital joint venture strategy. Further, Mr. Wilford’s past experience on boards of other publicly traded companies provides us with valuable insight on corporate governance matters.

Class II Directors continuing in office whose terms
expire at the Annual Meeting of Stockholders to be held in 2019

Director	Age	Position
John L. Indest	65	Director
Ronald T. Nixon	61	Director
W.J. “Billy” Tauzin	73	Director
Kenneth E. Thorpe	60	Director
John L. Indest has served as a director since June 2000 and as a consultant to the company since September 1, 2011. Mr. Indest previously served as Special Advisor to the Chief Executive Officer, a position he held from August 2009 to August 2011, as our President from September 2007 to August 2009, and as our Chief Operating Officer from 2005 to June 2009. Prior to that, he served as one of our Executive Vice Presidents and as our Senior Vice President and Chief Operating Officer of Home-Based Services, beginning in May 2001. From November 1998 to May 2001, Mr. Indest served as our Vice President. Prior to joining us in November 1998, Mr. Indest served as President, Chief Executive Officer, and co-owner of Homebound Care, Inc., a regional home health provider.
Mr. Indest has testified before the Subcommittee on Health of the U.S. House of Representatives’ Ways and Means Committee and was Co-Chairman of the Louisiana Task Force on Ethics, overseeing compliance issues applicable to home health and hospice in the State of Louisiana. He formerly served on the board of directors of the National Association for Home Care & Hospice. Mr. Indest is a registered nurse, with a Master of Science in Health Services Administration from the University of St. Francis. We believe that Mr. Indest’s experience as a registered nurse, combined with his extensive experience in home health operations, contributes greatly to our board’s composition and to the company’s leadership role within the home care industry.
Ronald T. Nixon has served as a director since July 2001. Mr. Nixon is a founding principal of The Catalyst Group, formed in 1990, which has managed two small business investment companies, or SBICs, one participating preferred SBIC, and six private equity investment funds. Prior to founding The Catalyst Group, Mr. Nixon operated companies in the manufacturing, distribution, and service sectors. Mr. Nixon has served or currently serves on the boards of directors of numerous private companies.
Mr. Nixon holds a Bachelor of Science degree in Mechanical Engineering from the University of Texas at Austin and is a registered Professional Engineer in the State of Texas. We believe that Mr. Nixon’s extensive experience with acquisitions and the capital markets contributes greatly to our board’s composition and ability to oversee the company’s strategic growth strategy.

Congressman W.J. “Billy” Tauzin has served as our Lead Director since January 2005. From December 2010 until March 1, 2014, Congressman Tauzin served as Special Legislative Counsel to Alston & Bird LLP. From December 2004 to June 2010, Congressman Tauzin was President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America, a trade group that serves as one of the pharmaceutical industry’s top lobbying groups. He served 13 terms in the U.S. House of Representatives, representing Louisiana’s 3rd Congressional District since being first sworn in in 1980. From January 2001 through February 2004, Congressman Tauzin served as Chairman of the House Committee on Energy and Commerce. He also served as a senior member of the House Resources Committee and Deputy Majority Whip. Prior to serving as a member of Congress, Congressman Tauzin was a member of the Louisiana State Legislature, where he served as Chairman of the House Natural Resources Committee and Chief Administration Floor Leader. He currently serves as a director of Entergy Corporation, a publicly-traded energy company, and Lenitiv Scientific, LLC and Resilient Network Systems, LLC, both privately-held companies.
Congressman Tauzin received a Bachelor of Arts Degree from Nicholls State University and a Juris Doctor from Louisiana State University. We believe that Congressman Tauzin’s extensive involvement with healthcare and governmental affairs during his distinguished service in Congress, combined with his leadership within the pharmaceutical industry, contributes greatly to our board’s ability to establish and oversee strategy with regard to the company’s public policy initiatives and other industry leaders on reimbursement and quality related matters.
Kenneth E. Thorpe, Ph.D. has served as a director since February 2010. Dr. Thorpe is the Robert W. Woodruff Professor and Chair of the Department of Health Policy and Management at the Rollins School of Public Health of Emory University. He also co-directs the Emory Center on Health Outcomes & Quality. Dr. Thorpe held similar faculty positions in public health departments at Tulane University, the University of North Carolina at Chapel Hill, Harvard University, and Columbia University. He was Deputy Assistant Secretary for Health Policy in the U.S. Department of Health and Human Services from 1993 to 1995. In this capacity, he coordinated all financial estimates and program impacts of President Clinton’s healthcare reform proposals for the White House. Dr. Thorpe directed the Clinton administration’s efforts regarding Congressional healthcare reform proposals during the 103rd and 104th sessions of Congress. Dr. Thorpe has testified before several committees in the U.S. Senate and House of Representatives on healthcare reform and insurance issues.
In 1991, Dr. Thorpe was awarded the Young Investigator Award presented to the most promising health services researcher in the country under age 40 by the Association for Health Services Research. Dr. Thorpe has authored or co-authored over 85 articles, book chapters, and books and is a frequent national presenter on issues of healthcare financing, insurance, and healthcare reform at healthcare conferences, on television, and in the media. Dr. Thorpe received his Ph.D. from the Rand Graduate School, a Master of Arts from Duke University, and his Bachelor of Arts from the University of Michigan. Dr. Thorpe also currently serves as the Executive Director of the Partnership to Fight Chronic Disease, a national and state-based coalition committed to raising awareness of the number one cause of death and disability, the rising healthcare costs in the United States, and the rising rates of preventable and treatable chronic diseases. We believe that Dr. Thorpe’s extensive experience in chronic disease management and health policy contributes greatly to our board’s ability to oversee our strategic efforts in regards to clinical quality and innovation initiatives.

Information Regarding Management

The following table provides information regarding our current executive officers. Each of our executive officers serves at the discretion of our board of directors.

Name	Age	Position(s)
Keith G. Myers	58	Chief Executive Officer
Donald D. Stelly	48	President and Chief Operating Officer
Joshua L. Proffitt	39	Executive Vice President, Chief Financial Officer
Keith G. Myers has served as our Chief Executive Officer (or similar position in our predecessors) since 1994. Please refer to the biography of Mr. Myers provided under the heading “Information Regarding Continuing Directors” above.
Donald D. Stelly has served as our President and Chief Operating Officer since November 2010. Mr. Stelly served as our Executive Vice President and Chief Operating Officer from 2009 to 2010, and served as our Senior Vice President of Operations from 2005 to 2009. Mr. Stelly joined the company in April 2005, after serving as the Chief Executive Officer of Doctor’s Hospital, a subsidiary of LifePoint Hospitals, Inc., which is based in Brentwood, Tennessee. Prior to attaining that position, Mr. Stelly served as Chief Operating Officer and Chief Nursing Officer of Doctor’s Hospital, which was nationally recognized for attaining superior operating results through Service Excellence. Additionally, Mr. Stelly has enjoyed a career of providing direct patient care as a Registered Nurse in a variety of settings within the healthcare continuum. He earned a Bachelor’s Degree in nursing from the University of Southwestern Louisiana (now known as the University of Louisiana at Lafayette) in 1991.

Joshua L. Proffitt has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 30, 2016. In addition to providing executive and financial leadership, Mr. Proffitt oversees the company's corporate development growth efforts through acquisitions and new strategic partnership initiatives with hospitals and health systems. Mr. Proffitt joined the company in 2008, and during his tenure with the company has served as Vice President, Assistant General Counsel, and Director of Mergers and Acquisitions from 2008 to 2009, and then Senior Vice President and Chief Compliance Officer from 2009 to 2012, and then Executive Vice President, Corporate Development, and General Counsel from 2012-2016. Prior to joining us, Mr. Proffitt was a member of the corporate healthcare practice group with the law firm of Alston & Bird, LLP in Atlanta, where he focused on corporate governance, mergers and acquisitions, joint ventures, healthcare law, securities law, and general corporate matters for both public and private entities with an emphasis on the healthcare industry. Mr. Proffitt is a member of the Health Care Compliance Association, is certified in healthcare compliance, and is admitted to practice law in the State of Georgia. He received a bachelor’s degree in accounting, summa cum laude, from the University of Kentucky and graduated as a member of the Order of the Coif from the University of Kentucky College of Law.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock held beneficially, directly or indirectly, as of the record date by (a) each person known by the company to be the beneficial owner of more than 5% of the common stock, (b) each continuing director and director nominee of the company, (c) each named executive officer of the company, and (d) all continuing directors, director nominees and executive officers of the company as a group, together with the percentage of the outstanding shares of common stock that such ownership represents. The percentage of beneficial ownership is based on 18,283,833 shares of our common stock outstanding on the record date.
Except as noted in the footnotes below, we believe, based on information provided to us, that the persons named in the table below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

	Beneficial Ownership
Name (1)	Number	Percent

Director Nominees, Continuing Directors and Named Executive Officers
Keith G. Myers (2)	1,482,604	8.1%
Monica F. Azare (3)	24,621	*
John B. Breaux (3)	25,900	*
John L. Indest (4)	81,643	*
George A. Lewis (5)	29,900	*
Ronald T. Nixon (3)	38,200	*
Christopher S. Shackelton (6)	730,794	4.0%
W.J. “Billy” Tauzin (3)	37,400	*
Kenneth E. Thorpe (3)	18,850	*
Brent Turner (7)	8,300	*
Dan S. Wilford (3)	32,640	*
Donald D. Stelly (8)	120,235	*
Joshua L. Proffitt (9)	67,306	*
All continuing directors, director nominees, and executive officers of the company as a group (13 persons)	2,698,393	14.8%
Certain Beneficial Owners
BlackRock, Inc. (10) 55 East 52nd Street New York, NY 10022	1,899,646	10.4%
FMR LLC (11) 245 Summer Street Boston, MA 02210	1,420,050	7.8%
The Vanguard Group (12) 100 Vanguard Blvd. Malvern, PA 19355	1,377,729	7.5%
Dimensional Fund Advisors LP (13) Building One 6300 Bee Cave Road Austin, TX 78746	1,229,545	6.7%

*	Less than 1%.

(1)	Unless otherwise noted, the address of each beneficial owner listed in the table above is c/o LHC Group, Inc., 901 Hugh Wallis Road South, Lafayette, Louisiana 70508.

(2)
Includes 353,895 shares held by Mr. Myers’ wife, and 959,500 shares held by K&G Family, LLC, of which Mr. Myers is a Manager. Includes 169,209 shares of unvested restricted shares held by the named executive officer, which have various vesting dates.

(3)	Includes 1,300 shares of unvested restricted shares held by the director, which will vest on March 1, 2018.

(4)
Includes 31,081 shares held by Duperier Avenue Investors, LLC, of which Mr. Indest is a Manager. Includes 1,300 shares of unvested restricted shares held by the director, which will vest on March 1, 2018.

(5)
Includes 1,300 shares of unvested restricted shares held by the director, which will vest on March 1, 2018. Effective upon the adjournment of the 2017 Annual Meeting, Mr. Lewis will retire as a member of our Board of Directors.

(6)
Based on the Schedule 13D/A filed with the SEC on March 21, 2017 by Coliseum Capital Management, LLC (“CCM”), Coliseum Capital, LLC (“CC”), Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”), Adam Gray (“Gray”) and Christopher Shackelton (“Shackelton”). CCM is an investment adviser whose clients, including CCP, CCP2, and a separate account managed by CCM have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. CC is the general partner of CCP and CCP2. Gray and Shackelton are the managers of CC and CCM. Each of CCM, Gray and Shackelton has shared voting and dispositive power with respect to 730,794 of these shares; CC has shared voting and dispositive power with respect to 526,739 of these shares; CCP has shared voting and dispositive power with respect to 418,019 of these shares; CCP2 has shared voting and dispositive power with respect to 108,720 of these shares.

(7)	Includes 2,467 shares of unvested restricted shares held by the director, 1,167 of which will vest on August 15, 2017, and 1,300 of which will vest on March 1, 2018.

(8)	Includes 120,235 shares of unvested restricted shares held by the named executive officer, which have various vesting dates.

(9)	Includes 67,306 shares of unvested restricted shares held by the named executive officer, which have various vesting dates.

(10)
Based on the Schedule 13G filed with the SEC on February 8, 2017. According to the Schedule 13G, BlackRock, Inc. has sole voting power with respect to 1,870,017 of these shares and sole dispositive power with respect to 1,899,646 of these shares.

(11)
Based on the Schedule 13G filed with the SEC on February 13, 2017 by FMR LLC (“FMR”), Abigail P. Johnson and Fidelity Low-Priced Stock Fund (the "Fund"). The Schedule 13G reports that Ms. Johnson is the chairman, chief executive officer and director of FMR. According to the Schedule 13G, FMR has sole voting power with respect to 136,550 of these shares, Ms. Johnson has no voting power with respect to these shares, and the Fund has sole voting power with respect to 1,420,050 of these shares and no dispositive power. The Schedule 13G reports that members of the family of Ms. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR, and through a shareholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

(12)
Based on the Schedule 13G filed with the SEC on February 9, 2017. According to the Schedule 13G, The Vanguard Group has sole voting power with respect to 18,375 of these shares, shared power to vote with respect to 600 of these shares, sole dispositive power with respect to 1,359,432 of these shares and shared dispositive power with respect to 18,297 shares. The Schedule 13G reports that Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd., wholly-owned subsidiaries of The Vanguard Group, are beneficial owners of 17,697 shares and 1,278 shares, respectively, as a result of serving as investment managers of collective trust accounts and Australian investment offerings.

(13)
Based on the Schedule 13G filed with the SEC on February 9, 2017. According to the Schedule 13G, Dimensional Fund Advisors LP has sole voting power with respect to 1,173,688 of these shares, and sole dispositive power with respect to 1,229,545 of these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Exchange Act, our directors, executive officers, and any person beneficially owning more than 10% of our outstanding common stock are required to report their ownership of our securities and any changes in that ownership to the SEC. These persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established, and we must report in this Proxy Statement any failure to make required filings on a timely basis for the fiscal year ended December 31, 2016. Based solely on a review of the Section 16(a) reports furnished to us and written representations from our directors and executive officers that no other reports were required for such persons, we believe that all reporting requirements were satisfied in 2016.

PROPOSAL 1:
ELECTION OF DIRECTOR NOMINEES
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
PROPOSAL 1: THE ELECTION OF DIRECTOR NOMINEES
KEITH G. MYERS, CHRISTOPHER S. SHACKLETON, AND BRENT TURNER
AS CLASS III DIRECTORS.
The term of the Class III directors expires at the 2017 Annual Meeting. The Nominating and Corporate Governance Committee conducted an evaluation of each Class III director nominee to evaluate their performance prior to recommending to our board of directors their nomination for an additional term as a director. Upon the recommendation of the Nominating and Corporate Governance Committee, which consists entirely of independent directors, we nominate Messrs. Myers, Shackleton, and Turner for election as Class III directors to serve until the Annual Meeting of Stockholders to be held in 2020, and until their successors have been elected and qualified. For additional information about each of the Class III director nominees, see the section titled “Information about Director Nominees, Continuing Directors, and Management.” Each nominee for election at the 2017 Annual Meeting has consented to be a candidate and to be so named in this Proxy Statement and to serve, if elected. We do not know of any reason why any nominee would be unable or, if elected, will decline to serve as a director. If any nominee becomes unable or unwilling to serve, we may either reduce the number of directors to be elected or select a substitute nominee. For additional information on the voting requirements, see the section titled “Questions and Answers about the Proxy Materials, Annual Meeting, and Voting.”

EXECUTIVE OFFICER COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of our Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in our Proxy Statement for the 2017 Annual Meeting of Stockholders.
Submitted by the Compensation Committee of the Board of Directors.
Monica F. Azare—Chair
Brent Turner
Dan S. Wilford

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide an overview and analysis of our executive compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that the Compensation Committee considered in making those decisions. Immediately following this section, you will find a series of tables containing specific information about the compensation earned or paid in 2016 to the following individuals, whom we refer to, collectively, as our named executive officers:

•	Keith G. Myers, our Chief Executive Officer;

•	Donald D. Stelly, our President and Chief Operating Officer; and

•	Joshua L. Proffitt, our Executive Vice President, Chief Financial Officer and Treasurer.
Executive Summary
We provide post-acute health care services through our home health agencies, hospices, community-based agencies, and long-term acute hospitals. As of December 31, 2016, we operated 372 locations in 26 states. The majority of our consolidated net service revenue comes from Medicare, and our objective is to become the leading provider of home health, community-based, and hospice services in the United States. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
The compensation program for our named executive officers is structured to support the achievement of our business objectives, and by design, overall executive compensation will rise or fall in tandem with our performance. We believe that each executive officer has the potential to affect both the short-term and long-term profitability of the company. Therefore, we place considerable importance on creating and implementing our executive compensation program to properly compensate and incentivize our named executive officers. Our executive compensation program emphasizes the creation of stockholder value by focusing on our overall performance and recognizing and rewarding each executive officer’s contributions to our success. Highlights of our program include:

•
High percentage of executive compensation is at-risk or performance-based. More than half of the total direct compensation earned by each named executive officer in 2016 (base salary, annual cash incentive award, and time-vesting restricted stock award) was at-risk or performance-based, meaning that it must have been earned on the basis of corporate and individual performance goals (in the case of annual incentive awards) or its future value was contingent upon the future performance of our common stock (in the case of restricted stock). For Mr. Myers, our Chief Executive Officer, approximately 73% of his 2016 total direct compensation was at-risk or performance-based.

•
2016 annual incentive payments to executives are aligned with 2016 corporate performance. The company exceeded the upper range of its earnings per share goal for 2016, resulting in above target payouts to the named executive officers under our annual incentive plan.

•
2016 long-term equity incentive awards are based on successful achievement of key performance metrics. The grants of long-term equity incentives to the named executive officers in 2016 were based on the company meeting or exceeding performance expectations relating to key financial and qualitative performance metrics in 2015, including adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA'), earnings per share, return on equity, and quality of patient care measures and Star Ratings.

•
Compensation clawback policy. We have adopted a compensation clawback policy that allows us to recoup certain compensation paid to our executive officers in the event of a restatement of our financial results.

•	Stock ownership guidelines. We have adopted stock ownership guidelines and retention requirements for our executive officers and directors.

•	Anti-hedging and anti-pledging policies. We have revised our Insider Trading Policy to prohibit hedging and pledging transactions by our executive officers and directors.

•
Double-trigger change in control provisions. Following a change in control, each named executive officer would only be entitled to severance benefits and accelerated vesting of equity awards if the executive officer experiences an involuntary termination of employment.

•	No excise tax gross-ups. We do not provide excise tax gross-ups in change of control arrangements.
Our Compensation Philosophy
Our compensation philosophy is to integrate our compensation program with corporate performance by linking a portion of executive officer compensation to the achievement of financial goals that are critical to the success of the company. Our objective is to have a compensation program that will allow us to attract, motivate, and retain qualified executives, reward entrepreneurial thinking, and align the interests of our named executive officers with the interests of our stockholders. In order to further this objective, our compensation program is structured to incorporate certain key principles, which are reflected in various elements of our compensation program, as summarized below:

Compensation Principle	Element of Compensation Program that Reflects Principle
• Our executives should be provided with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.
• Based on review of peer group market data, our executive compensation program is competitive relative to our peer group, with opportunities for our executives to earn compensation that is at or above median levels based on meeting or exceeding key company and individual performance measures.

• A significant portion of executive compensation should be linked to the company’s achievement of performance goals and increased stock value in a way that proportionally
rewards higher performance levels.
• Annual bonus awards are earned based on company performance and the value of restricted stock awards is based on our stock value.
• Each of our executive’s interests should be closely aligned with those of our stockholders by making stock-based incentives a core element of our compensation program.	• We grant annual equity awards to our executives in the form of restricted stock based on company and individual executive performance.

How We Determine and Assess Executive Compensation
We believe that the total compensation package available to our executives is fair and competitive, provides enhanced levels of financial reward based on higher levels of performance, and is designed to recognize and reward both short- and long-term performance. As described below, the Compensation Committee determines appropriate elements and levels of compensation for our named executive officers based upon input from our Chief Executive Officer regarding each executive officer other than himself, market data provided by its compensation consultant, analysis of market data and trends, and an analysis of internal pay equity.
Role of Independent Compensation Consultants
To assist in evaluating our compensation practices, the Compensation Committee from time to time retains an independent compensation consultant to provide advice and ongoing recommendations regarding executive compensation practices that are consistent with our business goals and pay philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. The Compensation Committee has retained PM&P as its the executive compensation consultant since 2010. For their analysis conducted in late 2015, which was used in connection with the executive compensation decisions for 2016, the Compensation Committee instructed PM&P to (i) review the total compensation package (base salary, annual cash incentives, and long-term equity incentives) we pay to our named executive officers, (ii) assess the competitiveness and reasonableness of our compensation program as compared to a peer group of companies within the health care industry with similar revenue levels and market capitalization, and (iii) provide conclusions and recommendations for the current and future total compensation packages for our named executive officers. When establishing compensation levels for our executive officers for 2016, we referred to the results of this study, met with representatives from PM&P, and also internally reviewed current industry and market practices within our peer group. The Compensation Committee has assessed the independence of PM&P and concluded that PM&P’s work did not raise any conflicts of interest. PM&P has no other relationship with our company.

Market Data and Peer Group
The Compensation Committee reviews and analyzes market data to ensure that our executive officer compensation is competitive with the marketplace. We consider the compensation levels, programs, and practices of other companies within our industry and of comparable size in terms of revenue and market capitalization to assist us in setting executive compensation so that it is market competitive. In reviewing compensation levels for 2016, we used the following peer group: Amedisys, Inc.; Almost Family, Inc.; Chemed Corporation; Healthways, Inc; National HealthCare Corporation; The Ensign Group, Inc.; RadNet, Inc.; Alliance HealthCare Services Inc.; Envision Healthcare Corporation; Acadia Healthcare Company, Inc.; The Providence Service Corporation; Civitas Solutions, Inc.; Surgical Care Affiliates, Inc.; and Air Methods Corporation.
For 2016, we adjusted the compensation levels of our named executive officers after comparing them to the above peer group, see the 2016 Summary Compensation Table in the section titles "Executive Compensation Tables." As our strategy changes and we leverage our capabilities into other markets, we intend to review the peer group to assure that we have the appropriate marketplace focus. The Compensation Committee used the reported market data, along with the PM&P report, to understand competitive compensation, industry trends and best practices regarding executive compensation.
Role of Chief Executive Officer in Executive Compensation Decisions
Our Chief Executive Officer recommends to the Compensation Committee base salary, target bonus levels, and long-term incentive awards for our executive officers, excluding himself. Our Chief Executive Officer bases these recommendations on data and analysis regarding our peer group, information provided by our compensation consultant, and qualitative judgments regarding individual performance. Our Chief Executive Officer is not present when the Compensation Committee discusses or determines any aspect of his compensation.
Consideration of Say-on-Pay Vote Results
At our 2011 Annual Meeting, we held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”). Our stockholders have consistently and overwhelmingly approved our executive compensation program, with greater than 95% of voting stockholders casting their vote in favor of the say-on-pay resolution in each of annual say-on-pay votes held in fiscal years 2010 - 2015. Because most of the significant 2016 compensation decisions had already been made at the time of the 2016 say-on-pay vote at our 2016 Annual Meeting of Stockholders, the Compensation Committee primarily considered the results of the 2016 say-on-pay vote along with other factors when making executive compensation decisions for 2017. In making executive compensation decisions for 2016 and 2017, the Compensation Committee’s main considerations included our stockholders’ continuous, strong support for our executive compensation program, and the Compensation Committee’s satisfaction with the 2015 and 2016 pay structure, as well as compensation research reports prepared for the company by PM&P in 2014, 2015, and 2016 and other publicly available information.

Elements of Our Compensation Program
Our executive compensation program consists of the following three primary components: base salary, annual cash incentive awards (which are paid quarterly), and long-term equity incentive awards in the form of restricted stock grants. We consider a combination of objective and subjective factors in determining the appropriate aggregate compensation for our named executive officers. Objective factors include compensation paid by companies in our peer group to officers in similar positions, and factors relating to the performance of the company, including net income, earnings per share, return on equity, quality of patient care measures and Star Ratings, and organic and acquisitive growth. Subjective factors relate to the performance of the individual executive officer, and include the following:

•	the executive officer’s responsibilities;

•	the scope of the position;

•	experience and length of service with the company;

•	individual efforts and performance within the company, the industry and the community;

•	team building skills consistent with the company’s best interests; and

•	observance of our ethics and compliance program.

While these subjective factors are integrated with the objective factors mentioned above, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer.
In addition, we provide certain other benefits, such as limited perquisites, retirement benefits, which are available to all eligible employees, and severance benefits. The percentage mix of total compensation for 2016 for each named executive officer (as reported in the “2016 Summary Compensation Table” in the section “Executive Compensation Tables” below) is as follows:

		FIXED	AT RISK/PERFORMANCE BASED
Name	2016 Total Compensation (as Reported in the Summary Compensation Table)	% Attributable to Salary and All Other Compensation	% Attributable to Annual Cash Incentive Award	% Attributable to Restricted Stock Grants
Keith G. Myers	$3,008,338	26%	12%	62%
Donald D. Stelly	3,735,952	18	19	63
Joshua L. Proffitt	2,134,735	24	19	57
Base Salary
We provide base salaries to our named executive officers as compensation for day-to-day responsibilities and sustained performance. Base salary provides our named executive officers with an element of compensation that is not “at-risk.”
Mr. Myers conducts an annual merit review of each of our named executive officers, and based on this review, recommends base salaries to the Compensation Committee with respect to each named executive officers other than himself. The Compensation Committee determines the appropriate base salary for Mr. Myers after an annual performance review based on the same factors used to evaluate the other named executive officers.
For 2016, based on the subjective assessment discussed above and a review of the market data, the Compensation Committee did not adjust the base salaries of Mr. Myers or Mr. Stelly. Mr. Proffitt's base salary for 2016 was increased by approximately 10% based on his promotion and increased responsibilities associated with serving as the company's executive vice president, chief financial officer and secretary beginning in 2016.
Annual Cash Incentive Awards
The Compensation Committee believes that a significant portion of the total cash compensation for named executive officers should be based on our achievement of specific performance criteria, and that a significant part of the cash compensation package should be “at-risk.” The Compensation Committee established short-term incentive ("STI") target amounts for each named executive officer as follows: Messrs. Myers and Stelly's STI target amounts were set at 100% of their respective base salaries, and Mr. Proffitt's STI target amount was set at 70% of his base salary. For 2016, the Compensation Committee approved a cash incentive bonus program under which each named executive officer had the opportunity to earn a cash incentive bonus based on our level of achievement of the annual earnings per share target goal (the "EPS Target Bonus"), as follows:

Annual EPS Goals for 2016	Amount of STI Earned
$1.85	50% of STI Target
$1.90	80% of STI Target
$1.95	100% of STI Target
$2.00	100% of STI Target, plus 10% of base salary
$2.05	100% of STI Target, plus 20% of base salary
Under the EPS Target Bonus, for each calendar quarter, an executive may earn 25% of the applicable cash bonus based on our achievement of quarterly earnings per share targets which accumulate to the annual earnings per share target and the expectations of the company continuing to achieve the annual earnings per share target. At the end of a fiscal year, a named executive officer may earn the cash bonus associated with the earnings per share achieved for such fiscal year whether or not each quarterly earnings per share target was previously achieved.

For 2016, we achieved above-target earnings per share for 2016, resulting in each named executive officer being eligible to receive 100% of their respective STI target amount plus an additional 20% of their respective base pay amount. In addition, assuming the company achieves earnings per share for 2016 at the "target" level of $1.95 or greater, each named executive officer may earn an additional cash incentive bonus of 2% of his annual base salary for achievement of each of the five key financial and qualitative performance goals listed below, which we believe are critical to our long-term success (the "Stretch Target Bonus"). In the event all five of the Stretch Target Bonus goals listed below were achieved, each named executive officer would receive an aggregate additional cash incentive award of 10% of his annual base salary.

Stretch Target Bonus Goals	Achieved in 2016
1. Trailing 12-month revenue of $120 million or greater for 2016 acquisitions	No
2. 80% of company home health providers achieve HHCAPS star ratings of 4 stars or greater	No
3. 90% of company home health providers achieve quality outcomes and process measure star ratings of 4.5 stars or greater	Yes
4. Achievement of specified compliance error rate target	No
5. Achievement of each 1% improvement in annual organic revenue growth for home health, hospice, and community-based services segments	Yes

As reflected above, in 2016, we achieved our earnings per share target each quarter and for the year in order for each named executive officer to receive 100% of their respective STI amount plus an additional 20% of their respective base pay amount, and achieved two of the Stretch Target Bonus performance goals for the year. Mr. Myers, however, after consultation with the Compensation Committee, decided to forego his EPS Target Bonus opportunities for the 3rd and 4th quarters of 2016 and his Stretch Target Bonus. As a result, our named executive officers earned aggregate annual incentive bonuses in the following amounts: Mr. Myers, $350,000; Mr. Stelly, $693,000; and Mr. Proffitt, $402,181.
In addition to the incentive bonuses described above, Mr. Stelly and Mr. Proffitt also received discretionary bonuses of $150,000 and $75,000, respectively, in connection with entering into amended and restated employment agreements with the company during 2016. These bonuses were approved by the Compensation Committee in recognition of the executive officers’ past service to the company and as a reward for their commitment to the company as they entered into the new employment agreements.
Long-Term Equity Incentive Awards
The purpose of long-term equity incentives is to align our named executive officers’ performance incentives more closely with the interests of our stockholders. Since our initial public offering in 2005, we have provided annual long-term equity incentive awards to our named executive officers in the form of restricted stock awards. We continue to believe that these restricted stock awards have been and remain an excellent vehicle for providing financial incentives for management because they align the executives’ interests with those of our stockholders and provide strong incentive for the creation of stockholder value. Time-vesting restricted stock also provides a strong retention component to our compensation program.
For the 2016 grants, the Committee established target award opportunities under the long-term incentive plan ("LTIP") expressed as a percentage of base salary and are driven by the individual's role/level within the Company. The actual grant value is based on the achievement of the certain Company financial and quality goals as determined by the Compensation Committee. For the 2016 grants, the committee considered the following 2015 performance measures:
•Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA");
•Earnings Per Share;
•Return on Equity; and
•Quality Outcomes and Process Measure Star Rating.

The Committee determined that performance exceeded expectations and awarded the named executives their target value of shares.
The grant values are ultimately at the Committee's discretion. The Committee may increase or decrease the award to reflect what the Committee determines to be an appropriate result. The Committee primarily considers Company performance versus budget. In addition, the Committee considers individual performance, performance versus peers and external economic factors including governmental reimbursements.
During 2016, Messrs. Myers, Stelly, and Proffitt received restricted stock awards with target grant date values equal to 286%, 227%, and 162%, respectively, of our named executive officer's 2015 base salary. The Committee considered company and individual performance and determined that a target grant value was appropriate.
In addition to the performance-based grants of restricted stock described above, Mr. Stelly and Mr. Proffitt also received restricted stock awards of 30,000 shares and 20,000 shares, respectively, in connection with entering into amended and restated employment agreements with the Company during 2016. These restricted stock awards, which vest over a period of five years, were approved by the Compensation Committee in recognition of the executive officers’ past service to the company and to provide incentive and retention value to the executives as they entered into the new employment agreements.
Timing of Equity Grants. Equity awards are made by the Compensation Committee only on dates the Committee meets. Equity awards for 2016 were approved at a regularly scheduled meeting of our Compensation Committee during the first fiscal quarter of the year, after review and consideration of the company’s performance during the prior fiscal year. We do not have any program, practice, or policy of timing equity awards in connection with the release of material non-public information. The Compensation Committee may make an award with an effective date in the future contingent on commencement of employment, execution of a new employment agreement, or some other subsequent event.
Limited Executive Perquisites and No Retirement Benefits
Beginning in 2014, the Compensation Committee approved a "Use of Corporate Aircraft Policy," which regulates our executives' personal use of corporate owned aircraft. In connection with its adoption of the policy, the Compensation Committee determined that the policy provides valuable and cost-effective benefits to our executives residing in a city with limited commercial airline service. The policy provides that our Chief Executive Officer and Chief Operating Officer are each permitted to use our aircraft for personal use on an annual basis for up to 80 and 30 flight hours, respectively. For calendar year 2016, we did not provide any other perquisites to our named executive officers that are not generally available to our other full-time employees.
Retirement benefits fulfill an important role within our overall executive compensation objective by providing a financial security component which promotes retention. However, our executives do not receive any retirement benefits that are not generally available to our other full-time employees. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan in which our named executive officers are eligible to participate and we provide a discretionary match of up to 2% of employee eligible compensation. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans.
Severance and Change in Control Arrangements
We maintain employment agreements with each of our named executive officers that provide, among other things, that the executive will be entitled to receive certain severance benefits in the event of a termination of employment, and the executive will be entitled to increased benefits in the event that a termination of employment follows a change in control of the company. We believe these employment agreements are an important element of our named executive officers’ overall compensation package because they serve to ensure the continued focus and dedication of our named executive officers notwithstanding any personal concerns they may have regarding their own continued employment, either prior to or following a change in control. The increased benefits that are payable in the event of a termination following a change in control are designed to attract and retain qualified executives who might not otherwise join or remain with the company without financial protection in the event that they are forced out of the company following a change in control. These provisions are also intended to provide for continuity of management in the event of a change in control of the company. We believe that our severance and change in control arrangements are comparable to those provided by the companies in our peer group and competitive within our industry.
None of our named executive officers are entitled to a tax gross-up in connection with a change of control payment.
The potential severance and change in control benefits payable under these agreements are more fully described in the section titled “Potential Payments upon Termination or Change in Control.”
Compensation Clawback Policy

The Board of Directors has adopted an executive compensation recovery, or "clawback" policy that applies to all executive officers in the event the company is required to restate its financial statements. The Compensation Committee will seek recovery of any performance-based incentive payments or grants granted to executive officers during the three years preceding such restatement where (1) the payment or award grant was calculated based on achievement of the misstated financial results; (2) the Board of Directors determines the executive engaged in intentional misconduct that materially contributed to the need for the restatement; and (3) a lower payment or award grant would have been made to the executive based upon the restated financial results, unless the Committee determines that recovery of the excess compensation would be unreasonable or contrary to the interests of the company.
Executive Stock Ownership and Retention Guidelines
The Board of Directors has adopted stock ownership guidelines pursuant to which all executive officers are expected to own shares of Company stock equal in value to a multiple of the executive officer's base salary, as follows:

Chief Executive Officer	5x annual base salary
President and Chief Operating Officer	3x annual base salary
Chief Financial Officer	2x annual base salary
Until an executive has satisfied the stock ownership guidelines, he is required to retain 75% of the after-tax shares received upon the exercise or vesting of equity incentive awards. Furthermore, any sales of Company stock by an executive will be permitted only to the extent that the executive will continue to meet the guidelines immediately following such sale.
Tax and Accounting Considerations
The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our named executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executive.
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain named executive officers unless certain conditions are met. The Compensation Committee does not have a policy requiring executive compensation to qualify as deductible under Section 162(m), and has retained discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.

EXECUTIVE COMPENSATION TABLES
The tables below summarize the total compensation paid to or earned by, as applicable, our named executive officers during 2016. See the section titled “Compensation Discussion and Analysis” above for a more detailed discussion of our executive compensation program.

2016 Summary Compensation Table
The following table sets forth the cash and other compensation paid to or earned by, as applicable, our named executive officers for their services in all capacities during 2016, 2015, and 2014:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Keith G. Myers	2016	700,000	—	1,852,036	350,000	106,302	3,008,338
Chief Executive Officer	2015	700,000	—	1,788,865	784,000	107,458	3,380,323
	2014	655,000	—	1,140,893	744,100	62,673	2,602,666

Donald D. Stelly	2016	550,000	150,000	2,340,569	693,000	2,383	3,735,952
President and Chief Operating Officer	2015	550,000	—	957,047	588,500	17,346	2,112,893
	2014	500,000	—	644,837	522,250	10,167	1,677,254

Joshua L. Proffitt	2016	425,000	75,000	1,227,285	402,181	5,269	2,134,735
Executive Vice President, Chief Financial Officer and Treasurer	2015	385,000	—	844,192	342,700	1,766	1,573,658
	2014	370,000	—	297,681	329,300	5,200	1,002,181

(1)	The amounts reported in this column reflect the annual base salary earned by each of our named executive officers.

(2)	The amounts reported in this column reflect discretionary bonuses paid to the named executive officer in connection with entering into an amended and restated employment agreement.

(3)
The amounts reported in this column reflect the grant date fair value of the restricted stock awards, as determined pursuant to Accounting Standards Codification 718, and are based on the closing sales price per share of our common stock on the date of grant. See the "2016 Grants of Plan-Based Awards" table for additional information for awards granted in 2016.

(4)
The amounts reported in this column reflect the annual cash incentive awards earned by each of our named executive officers based on company and individual performance. For more information regarding our annual cash incentive program, see the discussion in the section titled "Compensation Discussion and Analysis."

(5)
The amounts reported in this column for 2016 reflect, with respect to Mr. Myers, $102,813 for the aggregate incremental costs of his personal use of the company's airplane and $3,489 for our 2% matching contribution under the 401(k) plan; with respect to Mr. Stelly, the company's aggregate incremental cost of his personal use of the company's airplane; and with respect to Mr. Proffitt, our 2% matching contribution under the 401(k) plan. Since the company maintains the airplane primarily for business purposes, the incremental cost of personal use of the airplane includes only the variable costs applicable to a trip (such as fuel, landing fees, and catering), and not the cost of owning and maintaining the aircraft (such as hanger rent, insurance, and depreciation).

2016 Grants of Plan-Based Awards
The following table sets forth the individual grants of plan-based awards made to each of our named executive officers during 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Keith G. Myers
EPS Target Bonus		350,000	700,000	840,000
Stretch Target Bonus			70,000
Restricted Stock	3/1/2016				49,480	1,852,036
Donald D. Stelly
EPS Target Bonus		275,000	550,000	660,000
Stretch Target Bonus			55,000
Restricted Stock	3/1/2016				28,300	1,059,269
Restricted Stock	6/1/2016				30,000	1,281,300
Joshua L. Proffitt
EPS Target Bonus		148,750	297,500	382,500
Stretch Target Bonus			42,500
Restricted Stock	3/1/2016				13,430	502,685
Restricted Stock	9/12/2016				20,000	724,600

(1)
Amounts reflect threshold, target and maximum payout levels for the EPS Target Bonus and target payout level for the Stretch Target Bonus (assuming each of the five performance goals are met) for 2016 performance under our annual cash incentive program. The actual amount earned by each named executive officer for 2016 is reported under the “Non-Equity Incentive Plan Compensation” column in the “2016 Summary Compensation Table” above. For more information regarding our annual cash incentive program, see the discussion in the section titled “Compensation Discussion and Analysis.”

(2)
Amounts reflect awards of time-vesting restricted stock granted under our long-term incentive plans. The restricted stock awards vest in five equal annual installments beginning on the first anniversary of the date of grant. The awards with a grant date of March 1, 2016 were earned for performance in calendar year 2015. Mr. Stelly and Mr. Proffitt received restricted stock awards on June 1, 2016 and September 12, 2016, respectively, related to the renewal of their employment agreements.

(3)
Amounts reflect the grant date fair value of the restricted stock awards, determined pursuant to the Accounting Standards Codification 718, based on the closing sales price per share of our common stock on the grant date.

Outstanding Equity Awards at December 31, 2016
The following table provides information concerning stock awards that are outstanding as of December 31, 2016 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Keith G. Myers	136,013	6,215,794
Donald D. Stelly	119,215	5,448,126
Joshua L. Proffitt	64,716	2,957,521

(1)    The restricted shares vest in five equal annual installments beginning on the first anniversary of the date of grant provided that the executive is then still employed by the company, or earlier upon the occurrence of the executive’s death, disability or retirement, or termination by the company without cause or resignation for good reason within two years following a change of control of the company. The restricted stock will vest as follows:

Name	Shares of Restricted Stock	Vesting Schedule
Mr. Myers	5,618	100% on March 1, 2017
	9,520	50% on March 1, 2017 and on the next anniversary thereof
	29,055	33% on March 1, 2017 and on each of the two subsequent anniversaries thereof
	42,340	25% on March 1, 2017 and on each of the three subsequent anniversaries thereof
	49,480	20% on March 1, 2017 and on each of the four subsequent anniversaries thereof

Mr. Stelly	4,187	100% on March 1, 2017
	7,654	50% on March 1, 2017 and on the next anniversary thereof
	16,422	33% on March 1, 2017 and on each of the two subsequent anniversaries thereof
	10,000	50% on September 1, 2017 and on the next anniversary thereof
	22,652	25% on March 1, 2017 and on each of the three subsequent anniversaries thereof
	28,300	20% on March 1, 2017 and on each of the four subsequent anniversaries thereof
	30,000	20% on June 1, 2017 and on each of the four subsequent anniversaries thereof

Mr. Proffitt	597	100% on March 1, 2017
	2,856	50% on March 1, 2017 and on the next anniversary thereof
	1,500	100% on August 1, 2017
	7,581	33% on March 1, 2017 and on each of the two subsequent anniversaries thereof
	12,352	25% on March 1, 2017 and on each of the three subsequent anniversaries thereof
	13,430	20% on March 1, 2017 and on each of the four subsequent anniversaries thereof
	20,000	20% on August 1, 2017 and on each of the four subsequent anniversaries thereof
	6,400	25% on August 1, 2017 and on each of the three subsequent anniversaries thereof

(2)	Reflects the value as calculated using the closing market price of our common stock as of December 30, 2016, which was $45.70.
2016 Stock Vested
The following table provides information concerning stock awards that vested in 2016 for each of our named executive officers. Our named executive officers do not hold any stock option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Keith G. Myers	35,373	1,348,959
Donald D. Stelly	26,699	1,000,147
Joshua L. Proffitt	11,149	443,926

(1)
The value realized is based on the closing market price of our common stock on the applicable date of vesting of the restricted stock awards, or if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreements
We have employment agreements with each named executive officer, (collectively, the “Employment Agreements”), with effective dates as detailed in the table below:

Name	Effective Date of Current Employment Agreement	Expiration Date of Current Employment Agreement
Keith G. Myers	April 1, 2017	March 31, 2020
Donald D. Stelly	June 1, 2016	May 31, 2019
Joshua L. Proffitt	September 12, 2016	September 30, 2019
Each of the Employment Agreements will automatically renew for additional one-year periods unless either party gives notice to the other of its intent not to renew the agreement. The Employment Agreements provide that each executive is entitled to a minimum annual base salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement, and welfare benefit plans generally made available to our senior executive officers. Each of these executives will have an opportunity to earn an annual cash bonus based upon achievement of performance goals to be established by the Compensation Committee. In addition, each of the executives is entitled to fringe benefits generally made available to our senior executive officers, and will be eligible for equity grants under our long-term incentive plans.
The Employment Agreements may be terminated by us at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The Employment Agreements also terminate automatically upon the death or retirement of the executive and may be terminated by us if the executive becomes disabled. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.
Termination for Cause; Resignation without Good Reason or due to Retirement
If an executive is terminated for cause, resigns without good reason (as such terms are defined in the agreements), or retires, the executive receives only the salary and vested benefits that have accrued through the date of termination or retirement. No other severance benefits are payable.
Termination Due to Disability or Death

If an executive is terminated due to disability or death, the executive (or his or her estate) receives salary and vested benefits accrued through the date of termination. The executive’s outstanding equity awards will vest and become immediately exercisable pursuant to the terms of our long-term incentive plans and applicable award agreements.
Termination without Cause or Disability; Resignation for Good Reason
Under the current terms of the Employment Agreements, if the executive is terminated without cause or disability, or resigns for good reason, then the executive will be entitled to accrued salary, vested benefits, and a pro-rata portion of the annual bonus earned through the date of termination, as well as the continuation of health and welfare benefits for the COBRA-eligible period. In addition, each of Messrs. Myers, Stelly, and Proffitt will be entitled to:

•
if the termination occurs prior to, or more than two years following, a change of control of the company: (A) a severance payment equal to the product of 1.5 times the sum of (1) the base salary in effect as of the date of termination, plus (2) the greater of the average of the annual bonuses earned for the two fiscal years in which annual bonuses were paid immediately preceding the termination, or the target bonus for the year in which the date of termination occurs; and (B) continued vesting of outstanding equity awards, assuming compliance with the restrictive covenants discussed below.

•
if the termination occurs within two years following a change of control of the company: (A) a severance payment equal to the product of 2.5 times the sum of (1) the base salary in effect as of the date of termination, plus (2) the greater of the average of the annual bonuses earned for the two fiscal years in which annual bonuses were paid immediately preceding the termination, or the target bonus for the year in which the date of termination occurs; and (B) the immediate and full vesting of all outstanding equity awards.

Restrictive Covenants
Each of the Employment Agreements contains confidentiality, non-compete, and non-solicitation covenants that apply during the executive’s employment with the company and for a two year period, after the executive’s termination of employment (or for a six month period if the executive’s termination occurs within two years after a change in control).
Summary of Termination Payments and Benefits
The following table summarizes the value of the termination payments and benefits that our named executive officers would have received under their Employment Agreements if their employment was terminated on December 31, 2016 under each of the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

	Myers	Stelly	Proffitt
Reason for Termination:
By Company Without Cause; by Executive for Good Reason
Pro-rata Annual Bonus(1)	$882,000	$693,000	$402,181
Cash Severance(2)	2,299,500	1,786,125	1,196,161
Health and Welfare Continuation(3)	23,715	13,909	23,715
Total Estimated Value of Payments and Benefits	3,205,215	2,493,034	1,622,057
Termination Without Cause or by Executive for Good Reason Within 24 Months Following a Change of Control
Pro-rata Annual Bonus(1)	882,000	693,000	402,181
Cash Severance(2)	3,832,500	2,976,875	1,993,601
Health and Welfare Continuation(3)	23,715	13,909	23,715
Value of Accelerated Equity Awards(4)	6,215,794	5,448,126	2,957,521
Total Estimated Value of Payments and Benefits	10,954,009	9,131,910	5,377,018
Death or Disability
Value of Accelerated Equity Awards(4)	6,215,794	5,448,126	2,957,521
Total Estimated Value of Payments and Benefits	$6,215,794	$5,448,126	$2,957,521

(1)
Reflects a pro-rata payment of the executive’s annual bonus for 2016, based on the portion of the year elapsed prior to termination. As the table assumes that the executive was terminated on December 31, 2016, the amounts reflect full annual bonus earned for 2016, as reported in the "Non-Equity Incentive Plan Compensation" column of the 2016 Summary Compensation Table. The amount for Mr. Myers also includes his EPS Target Bonus opportunities for the 3rd and 4th quarters and Stretch Target Bonus. As noted in the "Compensation Discussion and Analysis," Mr. Myers decided to forego receipt of these amounts for 2016.

(2)
Reflects a severance payment equal to the product of 1.5 times, or 2.5 times in the event of a change in control, the sum of (a) the executive’s base salary in effect as of the date of termination and (b) the greater of the average of the annual bonuses earned by the executive for the two immediately preceding fiscal years, or the executive's target bonus for the year in which the date of termination occurs.

(3)
Reflects the cost of providing continued health and welfare benefits to the executive after the termination date of employment. The company will pay the excess of the COBRA cost of such coverage over the amount that the executive would have had to pay for such coverage if the executive had remained employed and paid the active employee rate. Our obligations to provide health and welfare benefits cease in the event the executive participates in another employer sponsored plan or when the COBRA benefit expires (18 months from qualifying event).

(4)
Represents the fair market value of shares of restricted stock that would immediately vest upon termination each based on closing market price of our common stock as of December 30, 2016, which was $45.70.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2, ADOPTION, ON AN
ADVISORY BASIS, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS.
Pursuant to Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the rules of the SEC. This vote does not address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed in the section titled “Executive Officer Compensation.” This disclosure includes the “Compensation Discussion and Analysis” and the “Executive Compensation Tables,” including the accompanying narrative disclosures. At last year’s Annual Meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our Proxy Statement for the 2016 Annual Meeting of Stockholders. Our stockholders approved the “say-on-pay” proposal by greater than 95% of the voting power of the outstanding shares of our common stock present, in person or by proxy, at the 2016 Annual Meeting and entitled to vote on the proposal. We are again asking our stockholders to vote on the following resolution:
RESOLVED, that the stockholders of LHC Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the company’s 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.
We understand that executive compensation is an important matter for our stockholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this Proxy Statement, including the “Compensation Discussion and Analysis” (including its executive summary), the “Executive Compensation Tables,” and the rest of the narrative disclosures regarding our executive compensation program in the section titled “Executive Officer Compensation”.
While this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our board of directors and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Following the recommendation of our stockholders at our 2011 Annual Meeting, we have held an advisory “say-on-pay” vote at each subsequent Annual Meeting. The next required advisory vote of our stockholders regarding the frequency of “say-on-pay” will occur at the 2017 Annual Meeting. For additional information on the advisory vote on the frequency of “say-on-pay” voting, see “Proposal 3, Advisory Vote on the Frequency of a “Say-On-Pay” Vote on the Compensation of our Executive Officers.”
We invite stockholders who wish to communicate with our board of directors on executive compensation or any other matters to contact us as provided in the section titled “The Board of Directors and Corporate Governance-Stockholder Communications with the Board of Directors.”
For additional information on the voting requirements, see the section titled “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF A "SAY-ON-PAY" VOTE
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD
A “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, as to their preference on how frequently we should seek future “say-on-pay” advisory votes on the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, we are asking our stockholders to indicate, on a non-binding, advisory basis, whether they would prefer a “say-on-pay” advisory vote on the compensation of our named executive officers to occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.
Our board of directors recommends that we hold a “say-on-pay” advisory vote on the compensation of our named executive officers every year. In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with real-time and direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Our board of directors also believes that an annual advisory vote enhances transparency and is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.
As an advisory vote, this proposal is not binding on the company, the board of directors, or the Compensation Committee. However, the Compensation Committee and the board of directors value the opinions expressed by our stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting the advisory vote on executive compensation.
For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

PROPOSAL 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4, THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.
The independent accounting firm of KPMG LLP (“KPMG”) has served as our independent registered public accounting firm since August 20, 2008. Our Audit Committee has selected KPMG to conduct the annual audit of our financial statements for the fiscal year ending December 31, 2017. KPMG has no financial interest, direct or indirect, in the company and does not have any connection with the company except in its professional capacity as an independent auditor.
The ratification by the stockholders of the selection of KPMG as our independent registered public accounting firm is not required by law or by our bylaws. Our board of directors, consistent with the practice of many publicly held corporations, is nevertheless submitting ratification of its selection of KPMG to its stockholders for approval. If our stockholders do not ratify the selection of KPMG at the annual meeting, the Audit Committee may reconsider its selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Even if the selection of KPMG is ratified, the Audit Committee, in its sole discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the company and our stockholders.
Representatives of KPMG will be present at the 2017 Annual Meeting of Stockholders and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions.
For additional information on the voting requirements, see the section titled “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”
Principal Accounting Fees and Services
The following table shows the fees related to the audit and other services provided by KPMG for the fiscal years ended December 31, 2016 and 2015:

Fee Category	2016	2015
Audit Fees (1)	$1,233,404	$1,280,557
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	1,650	1,650
Total	$1,235,054	$1,282,207

(1)
Audit Fees includes the aggregate fees billed for professional services rendered for the audit of our annual financial statements for 2016 and 2015 and internal control over financial reporting, review of our Form 10-Qs for the same periods, quarterly reviews, and review of other SEC filings.

(2)	Audit-Related Fees includes fees for professional services rendered for assistance with review of financial statements not included in (1) above.

(3)	Tax Fees includes fees for professional services rendered for tax compliance, tax advice, and tax planning.

(4)	All Other Fees includes the Accounting Research Online tool used by the company during 2016 and 2015.
Audit Committee Pre-Approval Policy
Our Audit Committee approves all fees to be paid for audit and audit-related services and all other fees of our independent auditor prior to engagement for those services.

The Audit Committee is responsible for the appointment, compensation, and oversight of the work performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit and audit-related services and permitted non-audit services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence.

The Audit Committee pre-approval policy sets forth specified audit, audit-related, tax, and other permissible non-audit services, if any, for which pre-approval is provided, without further approval by the Audit Committee, up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels or any services not specifically identified in the policy must be specifically pre-approved by the Audit Committee. Our independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

The Audit Committee pre-approved all services provided by KPMG in 2015 and 2016. The Audit Committee has pre-approved all services anticipated to be provided by KPMG during 2017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the company’s audited financial statements for the fiscal year ended December 31, 2016, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. In consultation with management, the Audit Committee also considered the company’s financial reporting processes and reviewed and assessed the adequacy of internal controls over financial reporting.
The Audit Committee discussed with KPMG LLP (“KPMG”), the company’s independent registered public accounting firm, the overall scope and plans for the audit of the company's financial statements. The Audit Committee has met with KPMG, with and without management present, to discuss the results of its observations of the company’s internal controls and the overall quality of the company’s financial reporting.
The Audit Committee reviewed with KPMG, who are responsible for expressing an opinion whether the financial statements are presented fairly in all material respects in accordance with U.S. generally accepted accounting principles, their judgments as to the acceptability and quality of the company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee also reviewed and discussed with management and KPMG management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed those disclosures with KPMG. In addition, the Audit Committee discussed with KPMG their independence from management and the company. The Audit Committee also considered whether KPMG’s provision of services during 2016 that were unrelated to their audit of the company’s financial statements and to their reviews of the company’s interim financial statements during 2016 is compatible with maintaining KPMG’s independence.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and KPMG. Based on the foregoing reviews and discussions with management and with KPMG, and the receipt of an unqualified opinion from KPMG dated March 9, 2017 regarding the company’s audited financial statements for the fiscal year ended December 31, 2016, the Audit Committee recommended to our board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Board of Directors.
George A. Lewis—Chair
Ronald T. Nixon
Christopher S. Shackelton
Brent Turner

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under equity compensation plans as of December 31, 2016.

	(a)	(b)	(c)(1)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Rights	Number of Shares Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a)
Equity compensation plans approved by stockholders:	—	$—	666,740
Equity compensation plans not approved by stockholders:	—	—	—
Total	—	$—	666,740

(1)
Of the 666,740 shares, 477,129 shares were available for future issuance under our 2010 Long-Term Incentive Plan (all of which are available for issuance pursuant to grants of full-value stock awards) and 189,611 shares were available for future issuance under our Amended and Restated 2006 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Indemnification Agreements with Directors
We have adopted provisions in our Certificate of Incorporation on file with the Delaware Secretary of State that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law (“DGCL”). The DGCL provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for any of the following: (1) any breach of their duty of loyalty to the company or our stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. This limitation does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our bylaws also provide that we will indemnify our directors and executive officers and we may indemnify our other officers and employees and other agents to the fullest extent permitted by law. In addition, our bylaws permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors, in addition to the indemnification provided by our Certificate of Incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors for expenses, judgments, fines, and settlement amounts incurred by our directors in any action or proceeding arising out of his or her services as a director or at our request.
Company Policy and Certain Relationships
We believe that business decisions and actions taken by our officers, directors, and employees should be based on the best interests of the company, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which the company participates and in which a related person (as defined below) may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.
In August 2014, the Audit Committee approved revisions to the written policies and procedures adopted by the Audit Committee in April 2007 for reviewing and approving transactions between the company and related persons, including directors, nominees, executive officers, and any person known to be the beneficial owner of more than 5% of the company’s voting securities or any immediate family member of an executive officer, director, nominee, or greater than 5% beneficial holder. The policy also covers any firm, corporation, or other entity which is owned or controlled by any such person, or in which such person has a substantial ownership interest. Prior to entering into a transaction with a related person, notice must be given to our legal counsel containing (i) the related person’s relationship to the company and interest in the transaction, (ii) the material facts of the transaction, (iii) the benefits to the company of the transaction, (iv) the availability of any other sources of comparable products or services, and (v) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party. If our legal counsel determines that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval. The policy also provides for the annual review by the Audit Committee of ongoing related person transactions.
The company employs Zachary J. Indest, son of John L. Indest, a member of our board of directors. Zachary J. Indest serves as the company's Vice President of Joint Venture Operations, and for 2016 was paid an annual salary of $134,320 and a cash bonus of $19,576.
The company employs Brach J. Myers, son of Keith G. Myers, our Chief Executive Officer. Brach Myers serves as the company's Vice President of Strategic Partnerships and Communications, and for 2016 was paid an annual salary of $148,962, cash bonus of $21,498, and was granted 875 shares of time-vesting restricted stock of the company.
The company has not had any other transactions with related persons that required disclosure under the applicable SEC rules and regulations, and no such transactions are currently proposed.

GENERAL INFORMATION
Delivery of Proxy Materials, Annual Reports and Notices of Internet Availability of Proxy Materials
The delivery rules regarding proxy materials may be satisfied by delivering a single copy of proxy materials to an address shared by two or more stockholders. This method of delivery is referred to as “householding.” Currently, we are not householding for registered stockholders, but brokers, dealers, banks, or other entities that hold common stock in street name for beneficial owners of common stock and that distribute proxy materials they receive to beneficial owners may be householding. Such brokers, dealers, banks, or other entities may deliver only one set of proxy materials to certain multiple stockholders who share an address, unless the company or such other distributor has received contrary instructions from one or more of those stockholders. We undertake to deliver promptly upon request a separate copy of any of the proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders may notify us of their request(s) by calling (800) 489-1307 or by sending a written request addressed to our Corporate Secretary at LHC Group, Inc., 901 Hugh Wallis Road South, Lafayette, Louisiana 70508. Registered stockholders sharing an address can request delivery of a single copy of any of the proxy materials through these methods of notification. In addition, stockholders who hold shares of our common stock in street name who prefer to receive separate copies of the proxy materials, or who are receiving multiple copies of proxy materials and who prefer to receive a single copy, either now or in the future, should contact their broker, dealer, bank, or other record holder entity.
Incorporation by Reference
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee of the Board of Directors” (to the fullest extent permitted by applicable laws and rules) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
2016 Annual Report
Upon the written request of any stockholder entitled to vote at the Annual Meeting, the company will furnish, without charge, a copy of the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission. Requests should be directed to the company’s Corporate Secretary at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508 or by calling (800) 489-1307 or submitting an e-mail through our website at www.lhcgroup.com by clicking on “Contact Us”. A copy of the Annual Report for the fiscal year ended December 31, 2016, which includes the Form 10-K, is being made available concurrently with this Proxy Statement. The Annual Report and the Form 10-K are not incorporated into this Proxy Statement and are not considered proxy solicitation materials.
LHC GROUP, INC.

Keith G. Myers
Chief Executive Officer
April 28, 2017

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

LHC GROUP, INC.
The Board of Directors recommends a vote FOR all nominees on the following proposal:
1. To elect as directors the nominees listed below:

NOMINEES:
01) Keith G. Myers
02)  Christopher S. Shackelton
03)  Brent Turner

☐  FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐   FOR ALL NOMINEES EXCEPT

To withhold authority to vote for any individual nominee(s), mark “For All Nominees Except” and write the number(s) of the nominee(s) on the line below.
 ______________________________________

The Board of Directors recommends a vote FOR the following proposal: 2. To adopt, on an advisory basis, a resolution approving the compensation of our named executive officers.	☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends a vote for 1 YEAR on the following proposal:
3. To recommend, on an advisory basis, the frequency of the stockholder advisory vote on the compensation of our named executive officers.
☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

The Board of Directors recommends a vote FOR the following proposal:
4. The ratification of the selection of KPMG LLP as the independent registered public accounting firm for the fiscal year ending
December 31, 2017.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature (Please sign within box)	Date:	Signature (Joint Owner)	Date:

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LHC GROUP, INC.
This Proxy
is Solicited By the Board of Directors
for the 2017 Annual Meeting of Stockholders to be held on
June 8, 2017 at 10:00 a.m. (Central Time) at LHC Group Inc.’s Headquarters
located at 901 Hugh Wallis Road South
Lafayette, Louisiana 70508
The undersigned hereby appoints Keith G. Myers and Donald D. Stelly, and each of them individually, as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all of the shares of common stock of LHC Group, Inc. which the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders and any adjournments or postponements thereof, as directed on the reverse side.
If no direction is made, the proxy, when properly executed, will be voted: (a) "FOR" the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.
Unless voting electronically or by phone, please mark, sign, date and return this proxy card promptly. To attend the 2017 Annual Meeting of Stockholders and vote in person, please see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting” in the accompanying Proxy Statement.
(Continued and to be signed on the reverse side.)

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